Exhibit 10.1
ASSET PURCHASE AGREEMENT
between
DESERT FABCO ACQUISITION, LLC
and
ALEXCO, L.L.C.
Dated as of October 12, 2010

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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EXHIBITS*

Exhibit 2.2(e)	Excluded Assets
Exhibit 2.4(e)	Excluded Liabilities
Exhibit 3.2(b)	Form of Escrow Agreement
Exhibit 4.2(a)	Form of Lease Assignments
Exhibit 4.2(b)	Form of Bill of Sale
Exhibit 4.2(c)	Form of Assignment and Assumption Agreement
Exhibit 4.2(e)	Forms of Estoppel Certificate
Exhibit 4.2(g)	Form of Power of Attorney
Exhibit 4.2(i)	Form of Memorandum of Lease
Exhibit 9.2(e)	Required Consents

*	Pursuant to Item 601(b)(2) of Regulation S-K, all exhibits hereto, as well as the Disclosure Letter referred to herein, have been omitted. Kaiser Aluminum Corporation agrees to furnish supplementally a copy of such exhibits and the Disclosure Letter to the Securities and Exchange Commission upon request.

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ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 12, 2010, between Desert Fabco Acquisition, LLC, a Delaware limited liability company (“Purchaser”), and Alexco, L.L.C., an Arizona limited liability company (“Seller”).
WITNESSETH:
     A. Seller owns and operates a manufacturing facility located at 6520 West Allison Road, Chandler, Arizona, at which Seller produces high strength light and intermediate alloy aluminum extrusions, primarily for the aerospace end use market (the “Business”).
     B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets, all as more specifically provided herein.
     C. Seller desires that Purchaser assume, and Purchaser is willing to assume, from Seller, the Assumed Liabilities, all as more specifically provided herein.
     D. Concurrently with the execution and delivery of this Agreement, Purchaser has entered into employment agreements with the Key Employees (collectively, the “Employment Agreements”), and Purchaser has entered into a consulting agreement with Robert Fraley (the “Consulting Agreement”), each of which will become effective as of the Closing.
     E. Seller and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions set forth in this Agreement, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
     “Accountants” has the meaning set forth in Section 3.3(c).
     “Acquisition Transaction” has the meaning set forth in Section 7.7(a).
     “Adjustment Request” has the meaning set forth in Section 3.3(c).
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
     “Agreement” has the meaning set forth in the introductory paragraph hereof.
     “Antitrust Division” has the meaning set forth in Section 7.4(a).
     “Antitrust Laws” has the meaning set forth in Section 7.4(b).
     “Assignment and Assumption Agreements” has the meaning set forth in Section 4.2(c).
     “Assumed Liabilities” has the meaning set forth in Section 2.3.
     “Balance Sheet” has the meaning set forth in Section 5.4(a).
     “Balance Sheet Date” has the meaning set forth in Section 5.4(a).
     “Business” has the meaning set forth in the Recitals.
     “Business Day” means any day on which the Federal Reserve Bank of New York is open.
     “Business Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers (including credit information), supplier lists, regulatory filings, operating data and plans, technical documentation (including design specifications, functional requirements, operating instructions, logic manuals and flow charts), user documentation (including installation guides, user manuals, training materials, release notes and working papers), marketing documentation (including sales brochures, flyers, pamphlets and web pages) and other similar materials, in each case whether or not in electronic form, used in connection with, or relating to, the Business as currently conducted by Seller, the Purchased Assets or the Assumed Liabilities.
     “Cash Purchase Price” has the meaning set forth in Section 3.1.
     “Casualty” has the meaning set forth in Section 7.10(a).
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and all rules and regulations promulgated thereunder.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System, as provided for by 40 C.F.R. § 300.5, as amended, and all rules and regulations promulgated thereunder.
     “Closing” has the meaning set forth in Section 4.1.

     “Closing Date” the meaning set forth in Section 4.1.
     “Closing Date MW Transaction Price” means the MW Transaction Price on the Closing Date.
     “Closing Date Pre-Purchased Prime Value” means an amount equal to the product of (a) the Closing Date MW Transaction Price and (b) the Pre-Purchased Prime Volume.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Condemnation” has the meaning set forth in Section 7.10(a).
     “Confidentiality Agreement” has the meaning set forth in Section 12.4.
     “Consulting Agreement” has the meaning set forth in the Recitals.
     “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, insurance policy, instrument, lease, license, commitment or other arrangement, understanding or undertaking, commitment or obligation, whether written or oral.
     “Copyrights” has the meaning set forth in the definition of Intellectual Property.
     “Credit Facility” means the Business Loan Agreement (Asset Based), dated April 21, 2010, by and between Seller and National Bank of Arizona and all related agreements, and all amendments, modifications and supplements thereto.
     “Credit Facility Pay-Off Amount” has the meaning set forth in Section 7.18.
     “Credit Facility Pay-Off Letter” has the meaning set forth in Section 7.18.
     “Disclosure Letter” has the meaning set forth in Article V.
     “Dispute Notice” has the meaning set forth in Section 3.3(c).
     “Employee Benefit Plans” has the meaning set forth in Section 5.11(a).
     “Employees” means all individuals who are employed by Seller in connection with the Business.
     “Employment Agreements” has the meaning set forth in the Recitals.
     “Environmental Law” means all Laws, Orders and contractual obligations concerning pollution or protection of the environment, sanitation, public and worker health and safety, including Laws relating to wetlands, emissions, discharges, releases, or threatened releases of Hazardous Materials, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, groundwater, or lands or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials, substances or wastes, including CERCLA, CERCLIS, the Solid Waste Disposal Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substance Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right to Know Act and similar federal, state, provincial, municipal or local Laws.
     “Environmental Liabilities” means any and all Liabilities or Remedial Actions arising in connection with or in any way relating to the Real Property, the Purchased Assets, the Business or any activities or operations at any time occurring or conducted at the Real Property, the presence of any Hazardous Materials on, about or under the Real Property or migrating thereto or therefrom, or any Releases or threatened Releases of Hazardous Materials from the Real Property (including any removal and offsite disposal of Hazardous Materials from the Real Property), which in each case arise under or in connection with any applicable Environmental Law, including any and all Liabilities arising in connection with or relating to any investigation, remediation or other response or any Legal Proceeding, including any Legal Proceeding relating to actual, suspected or alleged personal injury, property damages or damages to natural resources.
     “Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.
     “ERISA” means the Employment Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person that, together with Seller, would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code or was so considered at any time during the six years preceding the date of this Agreement.
     “Escrow Agent” has the meaning set forth in Section 3.2(b).
     “Escrow Agreement” has the meaning set forth in Section 3.2(b).
     “Estimated Cash Purchase Price” has the meaning set forth in Section 3.3(a).
     “Estimated Closing Date MW Transaction Price” means the MW Transaction Price on the day on which Seller delivers the Pre-Closing Statement to Purchaser in accordance with Section 3.3(a).
     “Estimated Closing Date Pre-Purchased Prime Value” means an amount equal to the product of (a) the Estimated Closing Date MW Transaction Price and (b) the Pre-Purchased Prime Volume.

     “Estimated Pre-Closing Seller Transaction Expenses” has the meaning set forth in Section 3.3(a).
     “Estimated Pre-Purchased Prime Value Distribution” has the meaning set forth in Section 7.2(n)(iii).
     “Estimated Related Party Notes Receivable Amount” has the meaning set forth in Section 3.3(a).
     “Exceptions” has the meaning set forth in Section 7.9(a).
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “Excluded Contracts” has the meaning set forth in Section 2.2(e).
     “Excluded Liabilities” has the meaning set forth in Section 2.4.
     “Fabrication and Extrusion Lease” means the sublease, dated as of July 9, 1997, by and between Lone Butte Industrial Development Corporation and Seller (Lease No. B-GR-61-221), and all amendments, modifications and supplements thereto.
     “Financial Statements” has the meaning set forth in Section 5.4(a).
     “Former Employees” means all individuals who were employed by Seller in connection with the Business but who are no longer so employed.
     “FTC” has the meaning set forth in Section 7.4(a).
     “Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
     “Hardware” means any and all computer and computer-related hardware, including computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.
     “Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.
     “Hired Employees” has the meaning set forth in Section 8.1.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     “Indebtedness” means, without duplication: (a) the principal, accreted value, accrued and unpaid interest, prepayment or redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of Seller for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which Seller is responsible or liable; (b) all obligations of Seller issued or assumed as the deferred purchase price of property, all conditional sale obligations of Seller and all obligations of Seller under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business) (other than the current liability portion of any indebtedness referred in clause (a) above); (c) all obligations of Seller under leases; (d) all obligations of Seller for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of Seller under interest rate or currency swap transactions; (f) all obligations of the type referred to in clauses (a) through (e) of other Persons for the payment of which Seller is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of Seller.
     “Indemnified Party” has the meaning set forth in Section 10.4(a).
     “Indemnifying Party” has the meaning set forth in Section 10.4(a).
     “Indemnity Escrow Account” has the meaning set forth in Section 3.2(b).
     “Indemnity Escrow Amount” means $5,000,000.
     “Individual Related Party Note Receivable Amount” means, for each Related Party Note Receivable, an amount equal to the unpaid principal balance thereof as of the day immediately preceding the Closing Date, plus accrued and unpaid interest through and including such day.
     “Intellectual Property” means all intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents (including utility patents, industrial designs and design patents) and applications therefor, including all continuations, divisions, provisionals and continuations-in-part thereof and patents issuing thereon, along with all reissues, revisions, renewals, reexaminations and extensions thereof (collectively, “Patents”); (b) all trademarks, service marks, common law trademarks and service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (c) all Internet domain names and registrations thereof; (d) all copyrights, copyrightable works and “moral” rights, and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (e) trade secret rights and corresponding rights in confidential and proprietary information and other non-public information (whether or not patentable), including inventions, invention disclosures, improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, unpatented blueprints, drawings, specifications, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (f) all other intellectual property rights arising from or relating to Technology, and (g) all Contracts granting any right relating to or under the foregoing.
     “Intellectual Property Licenses” means (a) any grant by Seller to another Person of any right relating to or under the Purchased Intellectual Property and (b) any grant by another Person to Seller of any right relating to or under any third Person’s Intellectual Property.
     “IRS” means the United States Internal Revenue Service.
     “Key Employees” means collectively Perry Fraley, Greg Fraley, Michael Fraley and Robert Jackson.
     “Knowledge of Seller” means the knowledge, after due inquiry, of Robert Fraley or any of the Key Employees.
     “Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.
     “Lease Assignments” has the meaning set forth in Section 4.2(a).
     “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Entity.
     “Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers, consultants and other professionals and costs of investigation).
     “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction, encumbrance or any other restriction or limitation whatsoever.

     “Losses” has the meaning set forth in Section 10.2.
     “Marks” has the meaning set forth in the definition of Intellectual Property.
     “Material Adverse Effect” means (a) an adverse effect, whether short-term or long-term, on the results of operations or condition (financial or otherwise) of the Business or on the Purchased Assets which involves $100,000 or more or (b) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Seller Documents.
     “Material Contracts” has the meaning set forth in Section 5.10(a).
     “Memorandum of Lease” has the meaning set forth in Section 4.2(j).
     “Multiemployer Plans” has the meaning set forth in Section 5.11(f).
     “Multiple Employer Plans” has the meaning set forth in Section 5.11(f).
     “MW Transaction Price” means, on a particular day, the price of a pound of P1020 as reported in Platt’s Metals Week for such day.
     “Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.
     “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Seller, through the date hereof consistent with past practice.
     “Outside Date” means December 31, 2010; provided, however, that, if based on U.S. federal Tax law in effect at December 31, 2010 the occurrence of the Closing in 2011 rather than 2010 would not have material adverse U.S. federal income Tax consequences for the members of Seller, such date shall automatically be extended to February 8, 2011.
     “Patents” has the meaning set forth in the definition of Intellectual Property.
     “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Entity.
     “Permitted Encumbrances” means (a) exceptions, agreements, claims, defects, easements, rights of way, encroachments, encumbrances, covenants, reservations, restrictions, leases, tenancies and the like, of record or otherwise, made known or available to Purchaser, or ascertainable by an inspection of the Purchased Assets, other than those matters as to which Purchaser objects in accordance with Section 7.9 that are not ultimately waived by Purchaser or cured by Seller, (b) encumbrances that relate to zoning, land use, building code and similar laws and ordinances, (c) special assessments or other local realty charges (whether or not registered before the date of this Agreement) and matters capable of registration as special assessments or other local realty charges,

(d) notices, Orders, demands, proposals or requirements of any Governmental Entity, whether made before, on or after the date of this Agreement, and (e) Permitted Liens; provided, however, that none of the foregoing, individually or in the aggregate, materially interfere with the use of the Purchased Assets in the conduct of the Business in the Ordinary Course of Business.
     “Permitted Liens” means (a) Liens discussed in Section 5.10(a)(viii) of the Disclosure Letter and (b) such of the following as to which (i) no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, and (ii) assessments or other charges are not yet due and payable or are due but are not delinquent or are being contested in good faith by appropriate proceedings: (A) statutory liens for Taxes or other governmental charges, provided that an appropriate reserve has been established therefor in the Financial Statements in accordance with past practices of Seller; and (B) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not, individually or in the aggregate, material to the Business or the Purchased Assets and that do not result from a breach, default or violation by Seller of any Contract, Law or Order.
     “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
     “Post-Closing Statement” has the meaning set forth in Section 3.3(b).
     “Pre-Closing Seller Transaction Expenses” means an amount equal to all Seller Transaction Expenses paid by Seller prior to the Closing.
     “Pre-Closing Statement” has the meaning set forth in Section 3.3(a).
     “Pre-Purchased Prime Volume” means an amount equal to 3,252,360.
     “Purchase Price” has the meaning set forth in Section 3.1.
     “Purchased Assets” has the meaning set forth in Section 2.1.
     “Purchased Intellectual Property” has the meaning set forth in Section 2.1(d).
     “Purchased Technology” has the meaning set forth in Section 2.1(e).
     “Purchaser” has the meaning set forth in the Introductory Paragraph.
     “Purchaser Documents” has the meaning set forth in Section 6.2.
     “Purchaser’s Environmental Assessment” has the meaning set forth in Section 7.8(a).
     “Purchaser Indemnified Parties” has the meaning set forth in Section 10.2.

     “Real Property” has the meaning set forth in Section 5.8(c).
     “Real Property Leases” means the Fabrication and Extrusion Lease and the Storage Lease.
     “Reduction Amount” has the meaning set forth in Section 3.3(b).
     “Related Party Note Payable” means the note payable by Seller to Robert R. Fraley and Barbara E. Fraley Family Trust UTA dated November 9, 1990, as amended, described in Section 5.21 of the Disclosure Letter.
     “Related Party Note Payable Pay-Off Amount” has the meaning set forth in Section 7.19.
     “Related Party Note Payable Pay-Off Letter” has the meaning set forth in Section 7.19.
     “Related Party Notes Receivable” means all of the notes receivable by Seller from various Related Persons described in Section 5.21 of the Disclosure Letter.
     “Related Party Notes Receivable Amount” means the sum of the Individual Related Party Note Receivable Amounts.
     “Related Persons” means (a) any Employee or Former Employee, (b) any current or former officer, director, manager or member of Seller, (c) any member of the immediate family of any of the Persons described in clause (a) or (b), or (d) any Affiliate of, or trust for the benefit of, any of the Persons described in clause (a), (b) or (c).
     “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.
     “Remedial Action” means all actions including any capital expenditures undertaken to (a) clean up, remove, treat or in any other way address any Hazardous Material, (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (d) to correct a condition of noncompliance with any Environmental Law.
     “Representatives” means, with respect to any Person, its directors, officers, managers, employees, agents, accountants, legal and financial advisers and other representatives.
     “Security Agreement” has the meaning set forth in Section 4.2(h).
     “Seller” has the meaning set forth in the Introductory Paragraph.
     “Seller Documents” has the meaning set forth in Section 5.2.

     “Seller Indemnified Parties” has the meaning set forth in Section 10.3.
     “Seller Marks” has the meaning set forth in Section 7.14.
     “Seller Permits” has the meaning set forth in Section 5.15.
     “Seller Transaction Expenses” means all fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representations and consultants and appraisal fees, costs and expenses but excluding the fees, costs and expenses of the Persons identified in Section 5.27 of the Disclosure Letter) incurred by Seller in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby, including any change-in-control, “success fees,” bonuses or other payments arising from or otherwise triggered by the transactions contemplated by this Agreement.
     “Software” means any and all (a) computer programs, including assemblers, applets, compilers and any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, design tools, templates, menus, buttons and icons, and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.
     “Storage Lease” means the sublease (Lease No. BL00000049) by and between Champion Home Builders, Inc and Seller (under which Seller sublets part of Champion Home Builders, Inc.’s leasehold estate under the sublease, dated September 30, 1998, by and between Lone Butte Industrial Development Corporation and Champion Home Builders, Inc. (Lease No. B-GR-61-235)), and all amendments, modifications and supplements thereto.
     “Survey” has the meaning set forth in Section 7.9(a).
     “Survey Defect” means any matter disclosed on a Survey that would, or would reasonably be expected to, materially interfere with the present or continued use of any parcel of Real Property or have a Material Adverse Effect on the value of any parcel of Real Property.
     “Target Pre-Purchased Prime Value” means $3,349,930.80, computed as the product of (a) $1.03 and (b) the Pre-Purchased Prime Volume.
     “Tax” or “Taxes” means all federal, state, local and foreign taxes, fees, levies or other assessments, including income, gross receipts, excise, real and personal property, municipal, capital, sales, use, transfer, license, unemployment, fuel, payroll, capital stock, net worth, withholding, stamp, occupation, premium, value added, environmental, severance and franchise taxes, escheat or unclaimed property claims, customs duties and like charges, and any interest, penalties or additions to tax attributable to such taxes, fees, levies or other assessments, imposed by any Tax Authority.
     “Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.
     “Tax Returns” all federal, state, local, and foreign Tax returns, declarations, statements, reports, claims for refund, forms, and information returns required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments, modifications or supplements thereof.
     “Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, writings and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in or in connection with, incorporated in, embodied in, displayed by or relate to any of the foregoing.
     “Third Party Claim” has the meaning set forth in Section 10.4(b).
     “Title Commitment” has the meaning set forth in Section 7.9(a).
     “Title Company” has the meaning set forth in Section 7.9(a).
     “Title Defects” means all Liens, all Survey Defects and all other defects or exceptions to title that materially adversely affect the use or value of the Real Property, in each case other than Permitted Encumbrances.
     “Title Policy” has the meaning set forth in Section 7.9(a).
     “Total Consideration” has the meaning set forth in Section 3.1.
     “Trade Secrets” has the meaning set forth in the definition of Intellectual Property.
     “Transfer Taxes” has the meaning set forth in Section 11.1.
     “Unadjusted Cash Purchase Price” has the meaning set forth in Section 3.1.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

     1.2 Interpretation.
          (a) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (b) Certain Rules of Construction. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Whenever the context so requires, the singular shall include the plural, the plural shall include the singular, and the use of a gender shall include all genders.
          (c) Meanings of Certain Terms. The terms “hereof,” “herein” and “hereunder” and terms of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the terms “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The terms “writing” and “written” and terms of like import used in this Agreement shall refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
          (d) Use of Certain References. All article, section and exhibit references used in this Agreement are to articles, sections or exhibits to this Agreement unless otherwise specified.
          (e) Exhibits Part of Agreement. All exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
          (f) Applicable Currency. All references to currency herein shall be to, and all payments required hereunder shall be paid in, lawful currency of the United States.
          (g) No Presumption Against Party Drafting. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
     2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, convey, assign and deliver to Purchaser, all of Seller’s right, title and interest in, to and under the assets used or held for use by Seller in connection with, or relating to, the Business, wherever such assets are situated and of whatever kind or nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller (collectively, the “Purchased Assets”), as the same may exist on the Closing Date, including the following assets but excluding the Excluded Assets:
     (a) Real Property Leases. All Real Property Leases and all improvements, fixtures and other appurtenances located on or attached to the Real Property;

     (b) Tangible Personal Property. All tangible personal property used or held for use in connection with, or relating to, the Business, including all inventory, supplies, furniture, fixtures, equipment, vehicles, artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings;
     (c) Intellectual Property. All Intellectual Property used or held for use in connection with, or relating to, the Business (the “Purchased Intellectual Property”);
     (d) Technology. All Technology used or held for use in connection with, or relating to, the Business (the “Purchased Technology”);
     (e) Contracts. All Contracts relating to the Business or the Purchased Assets to which Seller is a party or by which Seller or its properties or assets are bound, including all claims or causes of action with respect to such Contracts (excluding, for the avoidance of doubt, this Agreement and the Escrow Agreement);
     (f) Permits. To the extent assignable or transferable, all Permits, including Environmental Permits, used in connection with, or relating to, the Business;
     (g) Business Documents. All Business Documents, including personnel files for Hired Employees, whether or not physically located at any Real Property;
     (h) Cash. All cash and cash equivalents of Seller (excluding, for the avoidance of doubt, cash delivered to Seller in the manner specified in Section 3.2(a));
     (i) Accounts Receivable. All accounts receivable and notes receivable arising in connection with, or relating to, the Business;
     (j) Deposits. All deposits (including security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses (including prepaid rent) made or paid in connection with, or relating to, the Business;
     (k) Supplier Warranties. All representations, warranties and guarantees made by suppliers, manufacturers and contractors in connection with products sold or services provided to Seller in connection with, or relating to, the Business;
     (l) Causes of Action. All claims and causes of action arising in connection with, or relating to, the Business, including all interests in and claims under insurance policies;
     (m) Goodwill. All goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property; and
     (n) Other Assets. All other assets used or held for use in connection with, or relating to, the Business.

     2.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the property and assets described below are expressly excluded from the transactions contemplated by this Agreement and do not constitute Purchased Assets being transferred hereunder (collectively, the “Excluded Assets”):
     (a) Agreement. This Agreement;
     (b) Cash Purchase Price. The cash delivered to Seller in the manner specified in Section 3.2(a);
     (c) Escrow Agreement. The Escrow Agreement;
     (d) Corporate Records. All minute books, organizational documents, stock registers and such other books and records of Seller as pertain to ownership, organization or existence of Seller;
     (e) Scheduled Excluded Assets. All property and assets, including Contracts (together with this Agreement and the Escrow Agreement, the “Excluded Contracts”), listed or described on Exhibit 2.2(e) and the Business Records primarily relating thereto; and
     (f) Related Causes of Action. All claims and causes of action arising in connection with the Business that are primarily related to (i) property or assets contemplated by the foregoing clauses (a) through (e) or (ii) the Excluded Liabilities.
     2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume, effective as of the Closing, all of the Liabilities of Seller arising in connection with, or relating to, the operation of the Business or the ownership or use of any of the Purchased Assets, whether prior to, at or after the Closing (collectively, the “Assumed Liabilities”), including the following Liabilities, but only to the extent arising in connection with, or relating to, the operation of the Business or the ownership or use of any of the Purchased Assets, and excluding the Excluded Liabilities:
     (a) Balance Sheet Liabilities. All Liabilities, including Liabilities arising in connection with, or relating to Indebtedness, that would be shown on a balance sheet of Seller, prepared in a manner consistent with the past practice of Seller, immediately prior to the Closing;
     (b) Product Liabilities. All Liabilities arising in connection with, or relating to, any products sold or services performed;
     (c) Environmental Liabilities. All Environmental Liabilities;
     (d) Contract Liabilities. All Liabilities arising or accruing under Real Property Leases or other Contract;
     (e) Legal Proceedings. All Liabilities arising in connection with, or relating to, Legal Proceedings; and

     (f) Other Business Liabilities. All other Liabilities arising in connection with, or relating to, the operation of the Business or the ownership or use of any of the Purchased Assets.
     2.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not assume pursuant to this Agreement or the transactions contemplated hereby, and shall have no liability for, any of the following Liabilities of Seller or any of its predecessors-in-interest (collectively, the “Excluded Liabilities”), whether arising prior to, at or after the Closing, all of which shall continue to be Liabilities of Seller:
     (a) Liabilities Under Excluded Contracts. All Liabilities under, or in connection with the execution, delivery or performance of, this Agreement or any other Excluded Contract;
     (b) Liabilities for Seller Transaction Expenses. All Liabilities for Seller Transaction Expenses not paid prior to the Closing;
     (c) Liabilities for Certain Claims and Causes of Action. All Liabilities with respect to (i) any rights, claims or causes of action of Related Persons, including those under Seller’s limited liability company operating agreement, or (ii) any workers’ compensation claims;
     (d) Liabilities for Certain Taxes. All Liabilities of Seller for Taxes, whether or not related to the Business, including for the avoidance of doubt such Taxes payable by any direct or indirect owner of equity interests in Seller, any Person related to any such owner or any predecessor-in-interest to any such owner or other Person;
     (e) Liabilities Relating to Excluded Assets; Scheduled Excluded Liabilities. All Liabilities (i) arising in connection with, or relating to, any Excluded Assets or (ii) listed or described on Exhibit 2.4(e); and
     (f) Related Legal Proceedings. All Liabilities arising in connection with, or relating to, any Legal Proceeding relating to (i) Liabilities contemplated by foregoing clauses (a) through (e) or (ii) the Excluded Assets.
ARTICLE III
CONSIDERATION
     3.1 Total Consideration. The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to $90,000,000 (the “Unadjusted Cash Purchase Price”), subject to adjustment as provided in Section 3.3 (as so adjusted, the “Cash Purchase Price”), and (b) the assumption of the Assumed Liabilities (together with the Cash Purchase Price, the “Total Consideration”).
     3.2 Payment of Estimated Cash Purchase Price.
          (a) Closing Date Payment to Seller. On the Closing Date, Purchaser shall pay the Estimated Cash Purchase Price, less the Indemnity Escrow Amount (which amount shall be deposited into the Indemnity Escrow Account by Purchaser pursuant to Section 3.2(b)), to Seller via wire transfer of immediately available funds into an account designated by Seller in writing not fewer than three Business Days prior to the Closing Date, which account shall be a newly created account not used by Seller in the Ordinary Course of Business.
          (b) Deposit of Indemnity Escrow Amount. At or prior to the Closing, Purchaser and Seller shall enter into an Escrow Agreement, in substantially the form attached hereto as Exhibit 3.2(b) (the “Escrow Agreement”), with Wells Fargo Bank, National Association, as Escrow Agent (the “Escrow Agent”). In accordance with the terms of the Escrow Agreement, at the Closing Purchaser shall deposit into an account (the “Indemnity Escrow Account”) via wire transfer of immediately available funds the Indemnity Escrow Amount, which shall be held and distributed in accordance with the terms of the Escrow Agreement.
     3.3 Adjustment of Cash Purchase Price for Pre-Closing Seller Transaction Expenses.
          (a) Seller’s Pre-Closing Estimation of Cash Purchase Price. At least three Business Days prior to the Closing Date, Seller shall deliver to Purchaser a statement in form and substance reasonably acceptable to Purchaser (the “Pre-Closing Statement”) setting forth, in reasonable detail, (i) the estimated Pre-Closing Seller Transaction Expenses (the “Estimated Pre-Closing Seller Transaction Expenses”), (ii) the estimated Related Party Notes Receivable Amount (the “Estimated Related Party Notes Receivable Amount”), (iii) the Estimated Closing Date Pre-Purchased Prime Value, and (iv) based thereon, the Estimated Cash Purchase Price. For purposes of this Agreement, the “Estimated Cash Purchase Price” shall be the Unadjusted Cash Purchase Price adjusted as follows:
          (i) decreased by the Estimated Pre-Closing Seller Transaction Expenses; and
          (ii) decreased by the Estimated Related Party Notes Receivable Amount.
Seller shall prepare the Pre-Closing Statement in good faith based upon Seller’s review of financial information then available to it.
          (b) Purchaser’s Post-Closing Review of Estimated Cash Purchase Price. Within 60 days after the Closing Date, Purchaser shall prepare and deliver to Seller a written statement (the “Post-Closing Statement”) setting forth in reasonable detail the (i) the Pre-Closing Seller Transaction Expenses, (ii) the Related Party Notes Receivable Amount, (iii) the Closing Date Pre-Purchased Prime Value, and (iv) based thereon, the Cash Purchase Price. During such 60-day period, Seller shall provide Purchaser and its Representatives reasonable access to any Business Documents included in the Excluded Assets relating to the Pre-Closing Seller Transaction Expenses or the Related Party Notes Receivable, as Purchaser may reasonably request. If Purchaser does not timely deliver a Post-Closing Statement to Seller, the final Cash Purchase Price for purposes of Section 3.3(f) shall be as set forth on the Pre-Closing Statement.

          (c) Seller’s Right to Dispute the Post-Closing Statement. If Purchaser timely delivers a Post-Closing Statement to Seller, then, within 30 days after the date of such delivery, Seller may deliver to Purchaser a written notice (a “Dispute Notice”) of any disagreement with the Post-Closing Statement, specifying any proposed adjustment thereto (an “Adjustment Request”). During such 30-day period, Purchaser shall provide Seller and its Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the Business, to any Business Documents included in the Purchased Assets relating to the Pre-Closing Seller Transaction Expenses or the Related Party Notes Receivable, as Seller may reasonably request. If no Dispute Notice is timely delivered by Seller to Purchaser, the final Cash Purchase Price for purposes of Section 3.3(f) shall be as set forth on the Post-Closing Statement.
          (d) Resolution of Seller Dispute by Purchaser’s Acceptance of Seller’s Adjustment Request. If Seller timely delivers to Purchaser a Dispute Notice and Purchaser agrees to the Adjustment Request in writing, the final Cash Purchase Price for purposes of Section 3.3(f) shall be as set forth on the Post-Closing Statement as adjusted in accordance with the Adjustment Request.
          (e) Resolution of Seller Dispute by Mutually Agreed Accounting Firm. If Seller timely delivers to Purchaser a Dispute Notice and Purchaser does not agree to the Adjustment Request in writing, Purchaser and Seller shall use their respective commercially reasonable efforts for 30 days after the delivery of the Dispute Notice to agree in writing upon an adjustment to the Cash Purchase Price set forth in the Post-Closing Statement. If no such agreement is reached during such 30-day period, the matter shall be submitted for resolution to a mutually acceptable independent accounting firm, the cost of which shall be divided equally between Purchaser, on the one hand, and Seller, on the other hand. The decision of such firm as to the appropriate adjustment, if any, to the Post-Closing Statement shall be final and binding on Purchaser and Seller. Upon a definitive determination of the adjustment, if any, to the Post-Closing Statement pursuant to this Section 3.3(e), the final Cash Purchase Price for purposes of Section 3.3(f) shall be as set forth on the Post-Closing Statement as so adjusted.
          (f) Post-Closing True-Up Payment. If (i) the Estimated Cash Purchase Price exceeds (ii) the Cash Purchase Price as finally determined in accordance with this Section 3.3, Seller shall pay to Purchaser an amount equal to such excess by wire transfer of immediately available funds to an account specified by Purchaser in the Post-Closing Statement within 10 days after the first date on which the Cash Purchase Price has been finally determined in accordance with this Section 3.3. If (i) the Cash Purchase Price as finally determined in accordance with Section 3.3 exceeds (ii) the Estimated Cash Purchase Price, Purchaser shall pay to Seller an amount equal to such excess by wire transfer of immediately available funds to the account designated by Seller in accordance with Section 3.2(a) within 10 days after the first date on which the Cash Purchase Price has become finally determined in accordance with this Section 3.3. For purposes of this Agreement, the Cash Purchase Price shall be the Undisputed Cash Purchase Price adjusted as follows:
               (i) decreased by the Pre-Closing Seller Transaction Expenses; and
               (ii) decreased by the Related Party Notes Receivable Amount.

     3.4 Purchase Price Allocation. The Total Consideration shall be allocated among the Purchased Assets in accordance with their relative market values in accordance with the Code as mutually agreed by Purchaser and Seller prior to the Closing. Purchaser and Seller shall each report the purchase and sale of the Purchased Assets, including in all Tax Returns and in all federal, state, local, municipal, foreign and other reports prepared and filed by or for Purchaser or Seller in accordance with the mutually agreed allocation. For purposes of this Section 3.4, the Purchased Assets include the covenant not to compete as set forth in Section 7.12(a).
ARTICLE IV
CLOSING
     4.1 Closing Date. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Seller, 6520 West Allison Road, Chandler, Arizona, at 10:00 a.m., local time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, time and date as Purchaser and Seller may agree. The “Closing Date” shall be the date upon which the Closing occurs. The Closing shall be deemed effective at 12:01 a.m., Mountain Standard Time, on the Closing Date for tax, accounting and computational purposes. All actions taken at the Closing shall be considered as having been taken simultaneously and no such actions will be considered to be completed until all such actions have been completed.
     4.2 Seller’s Closing Deliveries. At the Closing, Seller shall deliver to Purchaser the following (in each case, duly executed by or on behalf of each of the parties thereto other than Purchaser):
     (a) Real Property Lease Assignments. One or more assignment and assumption agreements (the “Lease Assignments”), in substantially the form attached hereto as Exhibit 4.2(a) as such form may be revised in connection with obtaining the consents referenced in Exhibit 9.2(e), assigning to Purchaser the lessee interest under the Real Property Leases;
     (b) Bills of Sale. One or more bills of sale in substantially the form attached hereto as Exhibit 4.2(b), conveying to Purchaser title to the Purchased Assets not otherwise addressed in this Section 4.2;
     (c) Assignment and Assumption Agreements. One or more assignment and assumption agreements in substantially the form attached hereto as Exhibit 4.2(c) (“Assignment and Assumption Agreements”), assigning to Purchaser all of Seller’s right, title and interest in, to and under the Contracts (excluding the Real Property Leases) included in the Purchased Assets;
     (d) Intellectual Property Assignments. Assignments of the registrations and applications included in the Purchased Intellectual Property, in a form reasonably acceptable to Purchaser and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent foreign agency, as applicable, and general assignments of all other Purchased Intellectual Property;

     (e) Estoppel Certificates. Estoppel certificates in substantially the applicable form attached hereto as Exhibit 4.2(e) (or in the form required pursuant to the applicable Real Property Lease) from, with respect to both the Fabrication and Extrusion Lease and the Storage Lease, Lone Butte Industrial Development Corporation, and with respect to the Storage Lease, Champion Home Builders, Inc. (or such other entity as may be its successor or assignee, if applicable);
     (f) Non-Foreign Status Affidavit. An affidavit of non-foreign status of Seller and/or other appropriate Persons that complies with section 1445 of the Code;
     (g) Power of Attorney. A power of attorney in substantially the form attached hereto as Exhibit 4.2(g), authorizing Purchaser or its attorney-in-fact to endorse and deposit all checks and other evidences of indebtedness received by Purchaser after the Closing on account of the Purchased Assets;
     (h) Escrow Agreement. The Escrow Agreement;
     (i) Memoranda of Lease. If requested by Purchaser, a memorandum of lease for each Real Property Lease (each, a “Memorandum of Lease”), in substantially the form attached hereto as Exhibit 4.2(i) as such form may be revised in connection with obtaining the consents referenced in Exhibit 9.2(e);
     (j) Bring-Down Certificate. The closing certificate referred to in Section 9.2(d);
     (k) Title Affidavit. If requested by Purchaser, an affidavit and indemnity in favor of the Title Company in such form as shall be reasonably be required by the Title Company in order to issue the Title Policy; and
     (l) Other Documents. All other documents and instruments necessary or reasonably required by Purchaser to consummate the transactions contemplated by this Agreement upon the terms set forth in this Agreement, all of which shall be in form and substance reasonably satisfactory to Purchaser.
     4.3 Purchaser’s Closing Deliveries. At the Closing, Purchaser shall deliver to Seller the following (in the case of each document or instrument, duly executed on behalf of Purchaser):
     (a) Estimated Cash Purchase Price. The Estimated Cash Purchase Price, less the Indemnity Escrow Amount (which shall deposited into the Indemnity Escrow Account by Purchase pursuant to Section 3.2(b)) in the manner specified in Section 3.2(a);
     (b) Escrow Agreement. The Escrow Agreement;
     (c) Assignment and Assumption Agreements. The Assignment and Assumption Agreements;

     (d) Lease Assignments. The Lease Assignments;
     (e) Bring-Down Certificate. The closing certificate referred to in Section 9.3(c); and
     (f) Other Documents. All other documents and instruments necessary or reasonably required by Seller to consummate the transactions contemplated by this Agreement upon the terms set forth in this Agreement, all of which shall be in form and substance reasonably satisfactory to Seller.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
     Subject to the exceptions set forth in the letter from Seller, dated the date of this Agreement, addressed to Purchaser (the “Disclosure Letter”), each of which exceptions in order to be effective shall expressly indicate the Section and, if applicable, subsection of this Article V to which it relates (unless the applicability of such exception to such Section or subsection is otherwise readily apparent on the face of the text contained in the Disclosure Letter setting forth such exception), Seller hereby represents and warrants to Purchaser that:
     5.1 Organization and Related Matters.
          (a) Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of its state of formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.
          (b) Qualification. Seller is duly qualified or authorized to do business and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such qualification or authorization.
          (c) Organizational Documents Delivered. Seller has delivered to Purchaser true, complete and correct copies of its articles of organization and limited liability company agreement, or comparable organizational documents, in each case as in effect on the date hereof.
          (d) No Subsidiaries. Seller does not own, directly or indirectly, beneficially or of record, any capital stock of or other equity interests in any other Person.
     5.2 Authorization of Agreement.
          (a) Power and Authority. Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Seller in connection with the consummation of the transactions contemplated hereby (collectively, the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

          (b) Approvals. The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on the part of Seller.
          (c) Enforceability. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     5.3 Conflicts and Consents.
          (a) Absence of Conflicts. The execution and delivery by Seller of this Agreement or the Seller Documents, the performance of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will not (i) conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), (ii) give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or give rise to any obligation of Seller to make any payment under, or (iii) result in the creation of any Liens upon any of the properties or assets of Seller under, any provision of (w) Seller’s articles of organization and limited liability company agreement, or comparable organizational documents, (x) any Contract or Permit to which Seller is a party or by which its properties or assets are bound, (y) any Order applicable to Seller or by which Seller or its properties or assets are bound, or (z) any applicable Law.
          (b) Third-Party Consent Requirements. No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of Seller in connection with (i) the execution and delivery by Seller of this Agreement or the Seller Documents, the performance by Seller of its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or the taking by Seller of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately after the Closing of any Contract or Permit of Seller, except for compliance with the applicable requirements of the HSR Act.
     5.4 Certain Financial Matters.
          (a) Financial Statements Delivered. Seller has delivered to Purchaser true, complete and correct copies of (i) the unaudited balance sheet of Seller as of December 31, 2007, 2008 and 2009 and the related unaudited statements of income and of cash flows of Seller for the years then ended and (ii) the unaudited balance sheet of Seller as of July 31, 2010 and the related statements of income and cash flows of Seller for the seven-month period then ended (such financial statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). For the purposes hereof, the unaudited balance sheet of Seller as of July 31, 2010 is referred to as the “Balance Sheet” and July 31, 2010 is referred to as the “Balance Sheet Date.”
          (b) Financial Statements Internally Prepared. Each of the Financial Statements (i) has been internally prepared by Seller consistent with past practices consistently applied throughout the periods presented (except, with respect to the unaudited interim financial statements, for normal recurring year-end adjustments that, individually or in the aggregate, would not be material), and (ii) presents fairly the financial position, results of operations and cash flows of Seller as of the dates and for the periods indicated.
          (c) Internal Accounting Controls. Seller makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. Seller maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) access to assets is permitted only in accordance with management’s general or specific authorization.
     5.5 No Undisclosed Liabilities. To the Knowledge of Seller, Seller has no Indebtedness or other Liabilities other than (a) those specifically reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, (b) those incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which relates to breach of Contract, breach of warranty, tort, infringement, violation of Law or Environmental Liabilities), and (c) Seller Transaction Expenses.
     5.6 Absence of Certain Developments. Except as expressly contemplated by this Agreement, since the Balance Sheet Date, (a) Seller has conducted the Business only in the Ordinary Course of Business, (b) there has not been any damage or destruction, whether or not covered by insurance, with respect to the assets or properties of Seller, that, individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect, (c) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect, and (d) Seller has not taken any action or agreed to take any action which, if taken after the date of this Agreement, would be prohibited by Section 7.2 absent the consent of Purchaser.
     5.7 Title to Purchased Assets; Sufficiency.
          (a) Title to Owned Purchased Assets. Seller has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to use and sell, transfer, convey, assign and deliver to Purchaser, each of the Purchased Assets (excluding the Real Property, which is governed by Section 5.8), free and clear of all Liens other than Permitted Liens. The delivery to Purchaser at the Closing of the Seller Documents will vest in Purchaser good, marketable and exclusive title to such Purchased Assets, free and clear of all Liens other than Permitted Liens.
          (b) Interest in Purchased Assets Not Owned. Seller has a valid, binding and enforceable leasehold interest in, or other valid, binding and enforceable right to possess and use,

each of the Purchased Assets which is not owned by Seller (excluding the Real Property, which is governed by Section 5.8). The delivery to Purchaser at the Closing of the Seller Documents will vest in Purchaser a valid, binding and enforceable leasehold interest in, or other valid binding and enforceable right to possess and use, such Purchased Assets in accordance with the Contracts applicable thereto.
          (c) Sufficiency of Purchased Assets. The Purchased Assets constitute all of the properties and assets used or held for use in the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date in the Ordinary Course of Business.
          (d) Condition of Tangible Personal Property. To the Knowledge of Seller, (i) all of the items of tangible personal property included in the Purchased Assets are in good operating condition and repair (ordinary wear and tear excepted) and are suitable and sufficient for the purposes for which such items are used in the conduct of the Business in the Ordinary Course of Business, (ii) none of the items of tangible personal property included in the Purchased Assets has any material defect or is in need of maintenance or repair other than ordinary and routine maintenance and repairs which are not material in nature or cost, and (iii) all of the items of tangible personal property leased by Seller are in the condition required of such property by the terms of the Contract applicable thereto.
     5.8 Real Property.
          (a) List of Real Property. Section 5.8(a) of the Disclosure Letter sets forth a true, complete and correct list of all leases (and all amendments, modifications and supplements thereto) of real property under which Seller is a lessee or sublessee. Seller has no fee ownership in any real property.
          (b) Real Property Documents Delivered. Seller has delivered to Purchaser true, complete and correct copies of (i) the Real Property Leases and, to the extent not set forth therein, a legal description of all Real Property covered thereby, and (ii) title policies and commitments (where no policy was issued) naming Seller as the insured party, documents evidencing the exceptions to title shown thereon and surveys for the Real Property, in each case that are in the possession or control of Seller or any of its Affiliates.
          (c) Sufficiency of Real Property. The real property subject to the Real Property Leases (the “Real Property”) constitutes all real property (i) currently used, occupied or held for use in connection with the Business and (ii) necessary for the continued operation of the Business in the Ordinary Course of Business.
          (d) Condition of Real Property. To the Knowledge of Seller, (i) the Real Property, including all buildings, fixtures and other improvements constituting a part thereof, is in good operating condition without material structural defects and is suitable, sufficient and appropriate for its current use in connection with the Business in the Ordinary Course of Business, (ii) all mechanical and other systems located at the Real Property are in good operating condition, and no condition exists requiring repairs (other than routine maintenance) or alterations thereof, and (iii) none of such improvements constitute a legal non-conforming use or otherwise require any special dispensation, variance or permit under any Laws. No Real Property is subject to any lease or right of occupancy in favor of any third party.
          (e) Interest in Real Property. Seller has a valid, binding and enforceable leasehold interest under each of the Real Property Leases, the valid and enforceable power and unqualified right to use the Real Property, and, subject to the consents referenced in Exhibit 9.2(e), the valid and enforceable power and right to assign the lessee interest under the Real Property Leases to Purchaser, free and clear of all Liens other than Permitted Encumbrances. Each Real Property Lease is in full force and effect and is the valid, binding and enforceable obligation of each party thereto in accordance with its terms. Neither Seller nor, to the Knowledge of Seller, any other Person is in breach or violation of, or default under, any Real Property Lease and no event has occurred and no circumstance exists which, if not remedied, would result in such a breach, violation or default (with or without notice or lapse of time, or both). No party to any Real Property Lease has exercised any termination rights with respect thereto, and no such party has given notice of any outstanding dispute with respect to any Real Property Lease. The delivery to Purchaser at the Closing of the Seller Documents will vest in Purchaser a valid, binding and enforceable leasehold interest under each of the Real Property Leases, free and clear of all Liens other than Permitted Encumbrances, and full right to possess and use the Real Property in accordance with the Real Property Leases.
          (f) Permits. Seller has all certificates of occupancy and Permits of any Governmental Entity necessary for the current use and operation of the Real Property.
          (g) Code Compliance. To the Knowledge of Seller, the Real Property is in compliance in all material respects with all applicable fire, health, building, use, occupancy, subdivision and zoning Laws.
          (h) Condemnation; Eminent Domain. There do not exist any actual or, to the Knowledge of Seller, threatened condemnation or eminent domain proceedings that affect any Real Property or any part thereof, and Seller has not received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use any Real Property or any part thereof.
          (i) Insurer Notices. Seller has not received any notice from any insurance company that has issued a policy with respect to any Real Property requiring performance of any structural or other repairs or alterations to such Real Property that have not been completed.
          (j) Assessments. Seller has not received any notice of any increase in the current assessed valuation of any Real Property or any notice of any contemplated special assessment.
          (k) Utilities. All buildings, structures and other improvements constituting a part of the Real Property are supplied with utilities and other services necessary for the operation of such buildings, structures or other improvements in the Ordinary Course of Business.
          (l) Water Damage. To the Knowledge of Seller, there is no water diffusion or other intrusion into any buildings, structures or other improvements constituting a part of any

Real Property which would materially impair the value thereof or prevent the use thereof in connection with the conduct of the Business in the Ordinary Course of Business.
          (m) Options. Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, lease, sell, assign or dispose of any portion of or interest in the Real Property or any other real estate.
          (n) Materialman’s Liens. No work has been done at the Real Property, and no materials have been supplied to the Real Property, that have not been paid for, and there are no materialman’s liens or mechanic’s liens affecting the Real Property other than Permitted Liens.
     5.9 Intellectual Property.
          (a) List of Registered Intellectual Property. Section 5.9(a) of the Disclosure Letter sets forth a true, complete and correct list of all Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights included in the Purchased Intellectual Property, specifying the jurisdictions in which each such item of Purchased Intellectual Property has been issued, registered or filed and the registration, application or filing date, as applicable.
          (b) Interest in Purchased Intellectual Property. Seller is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all of the Purchased Intellectual Property as the same is used, sold and licensed in the Business as currently conducted in the Ordinary Course of Business, free and clear of all Liens or rights of third parties. Seller has taken all reasonable steps to establish, protect, preserve and maintain Seller’s interest in the Purchased Intellectual Property. The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own, use, sell or license any of the Purchased Intellectual Property to the same extent that Seller owned, used or had the right to sell or license the Purchased Intellectual Property in the conduct of the Business in the Ordinary Course of Business, immediately prior to the Closing.
          (c) Intellectual Property Infringement. To the Knowledge of Seller, the operation of the Business as currently conducted in the Ordinary Course of Business does not infringe on or constitute an unauthorized use, misappropriation or violation of any Intellectual Property rights of any Person, and no Legal Proceeding is pending or, to the Knowledge of Seller, threatened alleging that the operation of the Business as conducted by Seller on or prior to the Closing Date infringes or infringed on or constitutes an unauthorized use, misappropriation or violation of any Intellectual Property rights of any Person. Seller has not made any claim against a Person alleging that such Person has infringed, misused, misappropriated or violated Seller’s rights in any Purchased Intellectual Property, and to the Knowledge of Seller, no Person is infringing, misusing, misappropriating or violating any rights in any Purchased Intellectual Property.
          (d) Sufficiency of Intellectual Property. The Purchased Intellectual Property constitutes all of the Intellectual Property necessary to enable Seller to conduct the Business in the manner in which such Business is currently being conducted in the Ordinary Course of Business.

          (e) Royalties and License Fees. Except with respect to licenses of commercial off-the-shelf Software available for an annual or one-time license fee of no more than $10,000, Seller is not obligated to make any royalty or other payments to any Person with respect to any Purchased Intellectual Property, and, to the Knowledge of Seller, none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.
          (f) Protection of Trade Secrets. To the Knowledge of Seller, no Trade Secret that is Purchased Intellectual Property has been authorized to be disclosed or has been actually disclosed by Seller to any of its Former Employees, Employees or any other Person other than in the Ordinary Course of Business. Seller has taken adequate security measures to protect the confidentiality and value of all the Trade Secrets included in the Purchased Intellectual Property and any other non-public, proprietary information included in the Purchased Technology, which, at a minimum, protects the nature of the Trade Secret.
          (g) Employee Non-Disclosure and Invention Assignment Agreements Delivered. Seller has delivered to Purchaser true, complete and correct copies of all non-disclosure and invention assignment agreements entered into by any Employee or Former Employee with Seller.
          (h) Adverse Orders and Judgments Relating to Purchased Intellectual Property. There are no Orders to which Seller is a party or by which Seller or its properties or assets are bound which restrict or affect any rights to any Purchased Intellectual Property. None of Seller’s rights in Purchased Intellectual Property has been adjudicated invalid or unenforceable, in whole or in part, and Seller’s rights in the Purchased Intellectual Property are valid and enforceable.
          (i) Rights of Universities and Others. No Governmental Entity, university, college or other educational institution or research center has any right to (other than license rights for internal purposes), ownership of or right to royalties from the Purchased Intellectual Property.
          (j) List of Software. Section 5.9(j) of the Disclosure Letter sets forth a true, complete and correct list of (i) all Software used in the Business that is owned by Seller and (ii) all Software used in the Business that is not owned by Seller, excluding commercial-off-the-shelf Software available for an annual or one-time license fee of no more than $10,000.
          (k) Certain Employee-Related Intellectual Property Matters. To the Knowledge of Seller, no Employee or Former Employee: (i) is or has been in material violation of any term or covenant of any employment contract relating to Intellectual Property, patent disclosure agreement, invention assignment agreement, non-disclosure agreement or non-competition agreement with any Person by virtue of such Employee or Former Employee being employed by, or performing services for, or having been employed by, or retained to provide services for, Seller; or (ii) has any right, license, claim or interest whatsoever in or with respect to any Purchased Intellectual Property.

          (l) Acquisitions of Intellectual Property. To the Knowledge of Seller, in each case in which Seller intended to acquire ownership of Intellectual Property from any third party, Seller obtained a valid and enforceable assignment of all rights in such Intellectual Property, including the right to seek past and future damages with respect thereto, to Seller and, to the extent necessary under applicable Laws, Seller has recorded such assignment with the relevant Governmental Entities in a timely manner.
     5.10 Material Contracts.
          (a) List of Material Contracts. Section 5.10(a) of the Disclosure Letter sets forth, by reference to the applicable subsection of this Section 5.10(a), a true, complete and correct list of all of the following Contracts relating to the Business as currently conducted by Seller, the Purchased Assets or the Assumed Liabilities to which Seller is a party or by which Seller or any of the Purchased Assets are bound (collectively, the “Material Contracts”):
          (i) Product Sale Contracts. Contracts for the sale of products or services by Seller (other than purchase orders made in the Ordinary Course of Business);
          (ii) Related-Party Contracts. Contracts with any Related Person;
          (iii) Asset Sale Contracts. Contracts for (A) sale of any of the assets of Seller other than in the Ordinary Course of Business or (B) the grant to any Person of any preferential rights to purchase any of its assets;
          (iv) Capital Expenditure Contracts. Contracts for capital expenditures in excess of $100,000;
          (v) Joint Venture and Similar Contracts. Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements or sharing of profits or proprietary information;
          (vi) Non-Competition and Non-Solicitation Contracts. Contracts containing (A) covenants of Seller not to compete in any line of business or with any Person in any geographical area or not to solicit for employment or hire any Person or (B) covenants of any other Person not to compete with Seller in any line of business or in any geographical area or not to solicit for employment or hire any employee of Seller;
          (vii) Acquisition Contracts. Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by Seller of any operating business or substantially all of the material assets or the capital stock of any other Person;
          (viii) Contracts Relating to Indebtedness. Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the Purchased Assets of Seller, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

          (ix) Intellectual Property Contracts. Contracts (A) granting any Intellectual Property License, (B) limiting Seller’s ability to exploit fully any of the Purchased Intellectual Property, or (C) containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution or violation of Intellectual Property;
          (x) Requirements Contracts. Contracts obligating Seller to provide or obtain products of services for a period of more than 30 days or requiring Seller to purchase or sell a stated portion of requirements or outputs;
          (xi) Contracts Relating to Loans to Others. Contracts not covered under 5.10(a)(ii) above under which Seller has made advances or loans to any other Person;
          (xii) Severance and Similar Contracts. Contracts providing for severance, retention, change in control or other similar payments;
          (xiii) Employment Contracts. Contracts for the employment of any individual on a full-time, part-time or other basis;
          (xiv) Labor Contracts. Labor or collective bargaining Contracts;
          (xv) Management Contracts. Management or support services Contracts and Contracts with independent contractors or consultants;
          (xvi) Barter and Similar Contracts. Contracts providing for an offset, countertrade or barter arrangement;
          (xvii) Contracts with Special Provisions. Customer or supplier Contracts containing a “most favored nations” pricing arrangement, special warranties, agreements to take back or exchange goods or similar arrangements;
          (xviii) Distributorship and Similar Contracts. Distributorship, franchise, consignment, sales agency or sales representative Contracts;
          (xix) Powers of Attorney. Contracts granting a power of attorney;
          (xx) Guaranties and Similar Contracts. Contracts of guaranty, surety or indemnification, direct or indirect, by Seller; and
          (xxi) Other Material Contracts. Contracts not covered by any of the foregoing clauses (i) through (xx) providing for payments by or to Seller in excess of $100,000 after the date of this Agreement that cannot be terminated by Seller upon 30 days or less notice without payment or penalty in excess of $100,000.
          (b) Material Contracts Delivered. Seller has delivered to Purchaser true, complete and correct copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

          (c) Status of Material Contracts. Each Material Contract is in full force and effect and is the valid, binding and enforceable obligation of each party thereto in accordance with its terms. Neither Seller nor, to the Knowledge of Seller, any other Person is in breach or violation of, or default under, any Material Contract, and no event has occurred and no circumstance exists which, if not remedied, would result in such a breach, violation or default (with or without notice or lapse of time, or both). Seller has not, and, to the Knowledge of Seller, no other party to any Material Contract has, exercised any termination rights with respect thereto, and no such party has given notice of any dispute with respect to any Material Contract.
     5.11 Employee Benefit Plans.
          (a) List of Employee Benefit Plans. Section 5.11(a) of the Disclosure Letter sets forth a true, complete and correct list of: (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA; (ii) all other payroll practices, bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, retirement, pension, profit sharing or deferred compensation arrangements, stock purchase plans or programs, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs or other fringe benefits; and (iii) all other employee benefit plans, Contracts, programs or funds (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, maintained by Seller or any ERISA Affiliate or to which Seller or any ERISA Affiliate has contributed or is obligated to contribute thereunder for Employees or Former Employees, directors, officers or stockholders, managers or members of Seller or any ERISA Affiliate (all of the above hereinafter collectively referred to as “Employee Benefit Plans”). Seller has no Liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Benefit Plans.
          (b) Employee Benefit Plan Documents Delivered. Seller has delivered to Purchaser true, complete and correct copies of the following documents with respect to each of the Employee Benefit Plans (as applicable): (i) any plans and related trust documents, and all amendments, modifications or supplements thereto; (ii) Forms 5500 for the past three years and schedules thereto; (iii) financial statements and actuarial valuations for the past three years; (iv) the most recent IRS determination or opinion letter; (v) the most recent summary plan description (including letters or other documents updating such descriptions); and (vi) written descriptions of all non-written agreements relating to the Employee Benefit Plans.
          (c) Section 401 Qualification. Each of the Employee Benefit Plans intended to qualify under section 401 of the Code is so qualified and has been determined by the IRS to be so qualified, and the trusts maintained pursuant thereto are exempt from federal income taxation under section 501 of the Code and have been determined by the IRS to be so exempt, and, to the Knowledge of Seller, nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any Liability, penalty or tax under ERISA or the Code.
          (d) Employee Benefit Plan Contributions. All contributions and premiums required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on Seller’s balance sheet on or prior to the Closing Date.
          (e) Inapplicability of Certain ERISA and Code Provisions. No Employee Benefit Plan is or ever has been subject to Title IV of ERISA, Section 302 or 303 of ERISA or Sections 412 or 430 of the Code.
          (f) Absence of Multiemployer Plans. No Employee Benefit Plan is or ever has been a multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) and no event could cause Seller or any ERISA Affiliate to incur withdrawal liability with respect to a Multiemployer Plan. No Employee Benefit Plan is or ever has been a multiple employer plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or subject to Sections 4063 or 4064 of ERISA (“Multiple Employer Plans”).
          (g) Absence of Deferred Compensation Plans. No Employee Benefit Plan is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d) of the Code. Each Employee Benefit Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been maintained in compliance in all material respects with Section 409A of the Code, and no Taxes are payable thereunder.
          (h) Absence of Reportable Events. To the Knowledge of Seller, there has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulation thereunder with respect to any of the Employee Benefit Plans subject to Title IV of ERISA that would require the giving of notice, or any event requiring notice to be provided, under Section 4041(c)(3)(C) or 4063(a) of ERISA.
          (i) Absence of Certain Transactions. To the Knowledge of Seller, neither Seller nor any ERISA Affiliate, or any organization to which Seller or any ERISA Affiliate is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in a transaction described in Section 4069 of ERISA.
          (j) Absence of Certain Liabilities Under ERISA and the Code. To the Knowledge of Seller, neither Seller nor any ERISA Affiliate has incurred or could have a Liability under Title IV of ERISA or Section 4971 of the Code that in either case could become a Liability of the Purchaser after the Closing Date, and no fact exists or is threatened that could result in such Liability.
          (k) Absence of Post-Employment Benefits. None of the Employee Benefit Plans that are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment except as may be required under COBRA and at the expense of the participant or the participant’s beneficiary.

          (l) Absence of Filing and Notice Violations. To the Knowledge of Seller, there has been no violation of ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.
          (m) Absence of Plan-Related Legal Proceedings. There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans, the assets of any such plans or Seller or any ERISA Affiliate, or the plan administrator or any fiduciary of any Employee Benefit Plan, with respect to the operation of such plans (other than routine, uncontested benefit claims), and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any such Legal Proceeding.
          (n) Maintenance of Employee Benefit Plans. Each of the Employee Benefit Plans has been maintained all material respects in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans into conformity with all of the applicable provisions of ERISA and other applicable Laws have been timely made or taken. Seller and each ERISA Affiliate have reserved all rights necessary to amend or terminate each of the Employee Benefit Plans without the consent of any other Person.
          (o) Group Health Plan Compliance. Seller and each ERISA Affiliate that maintains a “group health plan” within the meaning of Section 5000(b)(1) of ERISA have complied with the notice and continuation requirements of section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.
          (p) Absence of Divestitures Involving Unfunded Benefit Liabilities. Neither Seller nor any ERISA Affiliate or organization to which any of Seller or any ERISA Affiliate is a successor or parent corporation has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any Person other than Seller or an ERISA Affiliate during the five-year period ending on the Closing Date.
          (q) Absence of Non-Exempt Prohibited Transactions. Neither Seller nor any ERISA Affiliate or “party in interest” or “disqualified person” with respect to an Employee Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.
          (r) Absence of Termination of Certain Employee Benefit Plans. Neither Seller nor any ERISA Affiliate has terminated any Employee Benefit Plan subject to Title IV of ERISA, or incurred any Liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.
          (s) Absence of Effects of Agreement. Neither the execution and delivery of this Agreement or the Seller Documents nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment becoming due to any individual, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. Seller is not a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
          (t) Absence of Additional Employment Benefit Plans and Plan Modifications. Neither Seller nor any ERISA Affiliate is a party to any Contract, plan or commitment, whether legally binding or not, to establish any additional Employee Benefit Plan or to modify any existing Employee Benefit Plan. No written or oral representations have been made by Seller to any Employee regarding the employee benefits of Purchaser.
          (u) Absence of Certain Securities as Employee Benefit Plan Assets. No equity or other security issued by Seller or any ERISA Affiliate forms or has formed a part of the assets of any Employee Benefit Plan.
          (v) Treatment of Non-Employees. Each individual who performs services for Seller or any ERISA Affiliate (other than through a Contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by Seller or the applicable ERISA Affiliate is not an employee of Seller or the applicable ERISA Affiliate for such purposes.
     5.12 Labor.
          (a) Absence of Labor Agreements. Seller is not a party to any labor or collective bargaining Contract, and there are no labor or collective bargaining Contracts (including side agreements, letters agreements, memoranda of understanding, settlement agreements, grievance settlements or any form of binding agreement within the scope of 29 U.S.C. § 185) which pertain to Employees.
          (b) Absence of Labor Organizing Activity. No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal involving Seller. To the Knowledge of Seller, there is no organizing activity involving Seller pending or threatened by any labor organization or group of Employees. Seller has not entered into any neutrality, card check, consent election or recognition agreement with any labor organization.
          (c) Absence of Strikes and Grievances. There are no, and there have not been in the past five years any, (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the Knowledge of Seller, threatened against or involving Seller. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any Employee or Former Employee.
          (d) Absence of Employment-Related Claims. There are no complaints, charges or claims against Seller pending or, to the Knowledge of Seller, threatened with any

Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of, or the failure to employ, any individual.
          (e) Compliance with Employment Laws. To the Knowledge of Seller, Seller is in compliance in all material respects with all Laws relating to employment, equal employment opportunity, non-discrimination, affirmative action, civil rights, terms and conditions of employment, wages, hours, benefits, family and medical leave rights, payment of wages, employee privacy rights, immigration, work eligibility, labor relations, occupational safety and health, the WARN Act and any similar state or local “mass layoff” or “plant closing” Laws, employee and independent contractor classifications, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Taxes. All Employees of Seller are legally eligible to work in the jurisdictions where they currently are employed. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to Seller in the past five years. Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with the foregoing. Seller is not subject to any consent decree or settlement agreement with any Governmental Entity relating to compliance with Laws pertaining to labor or employment issues.
          (f) List of Employees. Section 5.12(f) of the Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all Employees, indicating (i) each such Employee’s present base salary or hourly wage and, to the extent already paid in 2010, bonus, (ii) each such Employee’s accrued time off, (iii) each such Employee’s hire date, and (iv) whether such Employee is currently on a leave of absence for any reason. Except for the Employees identified in Section 8.1(a) of the Disclosure Letter, all Employees are directly involved in the operation of the Business.
          (g) Employee Manuals, Handbooks and Policies. True, complete and correct copies of all written personnel manuals, employee handbooks and personnel policies applicable to Employees have been provided to Purchaser.
     5.13 Taxes.
          (a) Tax Returns Filed; Taxes Paid. All Tax Returns required to be filed by or on behalf of Seller relating to the Business or the Purchased Assets have been (or will be) duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are (or will be) true, complete and correct. All Taxes relating to the Business or the Purchased Assets have been fully and timely paid.
          (b) Absence of Audits. All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns relating to the Business or the Purchased Assets have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has Seller received any notice from any Taxing Authority that it intends to conduct such an audit or investigation relating to the Business or the Purchased Assets.

          (c) List of Applicable Taxes. Section 5.13(c) of the Disclosure Letter lists (i) all types of Taxes paid, and all types of Tax Returns filed, by or on behalf of Seller relating to the Business or the Purchased Assets and (ii) all of the jurisdictions that impose such Taxes or with respect to which Seller has a duty to file such Tax Returns.
          (d) Tax Returns Delivered. Seller has delivered to Purchaser true, complete and correct copies of all Tax Returns relating to the Business or the Purchased Assets for all taxable periods ending after December 31, 2006.
          (e) Compliance with Tax Laws. Seller has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws.
          (f) Claims by Taxing Authorities. No claim has been made by a Taxing Authority in a jurisdiction in which Seller does not currently file a Tax Return such that Seller is or may be subject to taxation by that jurisdiction.
          (g) Absence of Extensions. No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation) or the period for filing any Tax Return, in each case with respect to the Business or the Purchased Assets, has been executed or filed with any Taxing Authority by or on behalf of Seller. Seller has not requested any extension of time within which to file any Tax Return relating to the Business or the Purchased Assets, which Tax Return has since not been filed.
          (h) Absence of Non-Deductible Payments. No Purchased Asset is a Contract, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser or Seller or on which a penalty or excise tax could be imposed pursuant to Sections 162(m), 280G, 404, 409A or 4999 of the Code.
          (i) Absence of Tax Liens. There are no Liens for Taxes upon the Purchased Assets, except for Permitted Liens.
          (j) Absence of Foreign Persons. Seller is not a “foreign person” within the meaning of section 1445 of the Code.
          (k) Absence of Interests in Taxable Entities. None of the Purchased Assets is an interest (other than indebtedness within the meaning of section 163 of the Code) in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income tax purposes.
          (l) Absence of Tax Issues Raised by Governmental Entities. No issue has been raised by any Governmental Entity which, by application of the same principles, would reasonably be expected to affect the Tax treatment of the Business or the Purchased Assets in any taxable period (or portion thereof) ending after the Closing Date.

          (m) Absence of Tax-Related Powers of Attorney. No power of attorney with respect to any Tax matter is currently in force with respect to the Business or the Purchased Assets that would, in any manner, bind, obligate or restrict Purchaser.
          (n) Absence of Binding Tax Positions. Seller has not executed or entered into any Contract with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to Seller, that would be binding on Purchaser for any taxable period (or portion thereof) ending after the Closing Date.
          (o) Absence of Tax-Exempt Assets. No Purchased Asset is (i) “tax-exempt use property” within the meaning of section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of section 168(g)(5) of the Code, (iii) “limited use property” within the meaning of Rev. Proc. 2001-28, (iv) property described in section 168(g)(1)(A) of the Code with respect to which any Seller or any of its Affiliates has claimed depreciation deductions in determining its U.S. federal income tax liability, or (v) subject to any provision of Law comparable to any of the provisions listed above.
          (p) Not a Listed Transaction. The transaction contemplated by this Agreement is not part of a listed transaction within the meaning of Section 6707A of the Code, or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.
     5.14 Litigation; Compliance with Law.
          (a) Absence of Legal Proceedings. There is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller or any Employee or Former Employee or any current or former officer, director or manager of Seller with respect to their business activities on behalf of Seller, and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any such Legal Proceeding. Seller is not engaged in any Legal Proceeding to recover monies due it or for damages sustained by it.
          (b) Absence of Applicable Orders. Seller is not subject to any Order, and Seller is not in breach or violation of any Order.
          (c) Compliance with Laws. To the Knowledge of Seller, Seller is and has been in compliance in all material respects with all Laws applicable to the Business and the Purchased Assets. Seller has not received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of Seller, (i) Seller is not under investigation with respect to the violation of any Laws, (ii) there are no facts or circumstances which could form the basis for any such investigation, and (iii) Seller does not need to make any unusual expenditure in order to achieve or maintain compliance in all material respects with any Laws.
     5.15 Permits.
          (a) List of Permits. Section 5.15(a) of the Disclosure Letter sets forth a true, complete and correct list of all Permits necessary for the operation of the Business as currently conducted (“Seller Permits”).

          (b) Permits Delivered. Seller has delivered to Purchaser true, complete and correct copies of all Seller Permits.
          (c) Status of Permits. All Seller Permits are currently held by Seller are in full force and effect. To the Knowledge of Seller, (i) Seller is and has been in compliance in all material respects with all Seller Permits, (ii) Seller is not in breach or violation of, or default under, any Seller Permit, and (iii) no event has occurred or circumstance exists which, if not remedied, would result in such a breach, violation or default (with or without notice or lapse of time, or both). No Legal Proceeding is pending or, to the Knowledge of Seller, threatened to suspend, revoke or modify any Seller Permit, and, to the Knowledge of Seller, no facts or circumstances exist which could form the basis for any such Legal Proceeding.
          (d) Permits Transferable. To the extent allowed by the issuing Governmental Entity or applicable Law, each of the Seller Permits will be sold, transferred, conveyed, assigned and delivered to Purchaser upon delivery of the Seller Documents to Purchaser at the Closing.
     5.16 Environmental Matters.
          (a) Compliance with Environmental Laws and Permits. To the Knowledge of Seller, Seller is and has been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business as currently operated. No Legal Proceeding is pending or, to the Knowledge of Seller, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of Seller, no facts or circumstances exist which could form the basis for any such Legal Proceeding. To the Knowledge of Seller, Seller does not need to make any unusual expenditure in order to achieve or maintain compliance with any Environmental Law or any Environmental Permit.
          (b) Absence of Environmental Orders. Seller is not the subject of any Order or party to any Contract with respect to any Environmental Law, Remedial Action or Release or threatened Release of a Hazardous Material.
          (c) Absence of Environmental Claims. No claim has been made or is pending or, to the Knowledge of Seller, threatened against Seller, alleging that Seller may be in violation of any Environmental Law or any Environmental Permit or may have any Environmental Liability.
          (d) Absence of Exposure to Environmental Liabilities. To the Knowledge of Seller, no facts, circumstances or conditions exist with respect to the Business as currently operated, the Purchased Assets or any property currently or formerly owned, operated or leased by Seller or any property to which Seller arranged for the disposal or treatment of Hazardous Materials that could result in Environmental Liabilities.
          (e) Absence of Environmental Investigations. There are no pending or, to the Knowledge of Seller, threatened investigations under Environmental Laws relating to the Business as currently operated or the Purchased Assets.

          (f) Absence of Exposure to Asbestos-Related Liabilities. Seller has not designed, manufactured, distributed or sold products or articles containing asbestos, and, to the Knowledge of Seller, Seller has no Liability with respect to the presence of asbestos in any product or article or at any property or facility.
          (g) Absence of Certain Items from the Real Property. To the Knowledge of Seller, there is not located at the Real Property any (i) underground or above ground storage tank, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material, or (v) equipment containing polychlorinated biphenyls.
          (h) Real Property Not Listed as a Contaminated Site. No Real Property (including any buildings, structures or materials constituting a part thereof) is included or, to the Knowledge of Seller, proposed for inclusion on the National Priorities List, CERCLA, CERCLIS or any similar list maintained under any Environmental Law.
          (i) Environmental Reports Delivered. Seller has provided to Purchaser all environment-related audits, studies, reports, analyses and results of investigations that have been performed with respect to the Real Property and that are in Seller’s actual possession.
          (j) List of Disposal Sites. Section 5.16(j) of the Disclosure Letter set forth a true, complete and correct list of all sites at which Seller has treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Material.
     5.17 Insurance.
          (a) Sufficiency of Insurance. Seller has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all Contracts to which Seller is a party or by which Seller or its properties or assets are bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the Business as currently operated and the Purchased Assets.
          (b) List of Insurance Policies. Section 5.17(b) of the Disclosure Letter sets forth a true, complete and correct list of all insurance policies and all fidelity bonds held by or applicable to Seller relating to the Business as currently operated or the Purchased Assets setting forth, in respect of each such policy (other than those constituting Employee Benefit Plans), the policy name, policy number, carrier, names of insureds and co-insureds, names of policy owners, term, type and amount of coverage and annual premium.
          (c) Status of Insurance Policies. All insurance contemplated by Section 5.17(b) is in full force and effect and, to the Knowledge of Seller, there is no default under any such policies that could result in cancellation thereof or a refusal by the insurer to pay any claim thereunder. To the Knowledge of Seller, no event has occurred which could result in a retroactive or prospective upward adjustment in premiums under any such policies. No insurance policy held by or applicable to Seller relating to the Business or the Purchased Assets has been cancelled since December 31, 2007 and, to the Knowledge of Seller, no threat has been made to cancel any such insurance policy during such period.

          (d) Insurance Policies Transferable. To the extent allowed by the issuing insurer or the terms thereof, each of the insurance policies contemplated by Section 5.17(b) (other than those listed as Excluded Assets in Exhibit 2.2(e)) will be sold, transferred, conveyed, assigned and delivered to Purchaser upon delivery of the Seller Documents to Purchaser at the Closing.
     5.18 Inventories.
          (a) Condition of Inventories. The inventories of Seller are in good and marketable condition and are usable or saleable in the Ordinary Course of Business.
          (b) Balance Sheet Treatment of Inventories. The inventories of Seller set forth in the Balance Sheet were valued at the lower of cost or market in a manner consistent with past practice of Seller.
          (c) Sufficiency of Inventories. The inventories of Seller are sufficient for the operation of the Business in the Ordinary Course of Business.
     5.19 Accounts Receivable.
          (a) Absence of Unusual Transactions. All accounts and notes receivable of Seller arising in connection with, or relating to the Business, and included in the Purchased Assets have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms.
          (b) Collectible Net of Reserves. To the Knowledge of Seller, all accounts and notes receivable of Seller arising in connection with, or relating to the Business, and included in the Purchased Assets (whether reflected on the Balance Sheet or arising after the Balance Sheet Date) are good and collectible no later than 120 days after the Closing Date at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice of Seller.
          (c) Not Subject to Setoff or Returns. None of the accounts or notes receivable of Seller arising in connection with, or relating to the Business, and included in the Purchased Assets (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on sale-or-return basis or subject to any other repurchase or return arrangement.
     5.20 Accounts Payable. All accounts payable of Seller arising in connection with, or relating to the Business and included in Assumed Liabilities (whether reflected on the Balance Sheet or arising after the Balance Sheet Date) are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.
     5.21 Absence of Related Party Transactions. Except as set forth in Section 5.21 of the Disclosure Letter, no Related Person (a) owes any amount to Seller, (b) is involved in any business arrangement or other relationship with Seller (whether written or oral), (c) owns any property or right, tangible or intangible, that is used by Seller, (d) has any claim or cause of action against Seller, or (e) owns any direct or indirect interest of any kind in, or controls or is an employee, officer, director, stockholder, manager, member or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Seller. Seller does not owe any amount to, and has not committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person.
     5.22 Customers; Suppliers.
          (a) Lists of Largest Customers and Suppliers. Section 5.22(a) of the Disclosure Letter sets forth for each of the fiscal years ended December 31, 2008 and December 31, 2009 and the seven-months ended July 31, 2010, a true, complete and correct list of the 10 largest customers and the 10 largest suppliers of Seller (without disclosing the identities of such customers or suppliers), as measured by the dollar amount of purchases therefrom or thereby, during such period, showing the approximate total sales by Seller to each such customer and the approximate total purchases by Seller from each such supplier during each such period.
          (b) Customer and Supplier Relations. Since December 31, 2009, no customer covered by the list on Section 5.22(a) of the Disclosure Letter has terminated its relationship with Seller or reduced its purchase volume with Seller by more than 20% (based on average monthly purchase volume during the seven-month period ended July 31, 2010 as compared to the average monthly purchase volume during the fiscal year ended December 31, 2009), or has notified Seller that it intends to do so. Seller is not otherwise involved in any claim or controversy with any customer or supplier.
     5.23 Product Warranty and Liability.
          (a) Conformity of Products with Specifications. To the Knowledge of Seller, each product manufactured, sold or delivered by Seller in conducting the Business has been in conformity in all material respects with all product specifications, all express and implied warranties and all applicable Laws.
          (b) Absence of Liability for Replacement or Repair. To the Knowledge of Seller, Seller has no Liability for replacement or repair of, or refund in respect of, any products, or any other customer or product obligations, that, individually or in the aggregate with all other such Liabilities, exceed $100,000.
          (c) Absence of Express Warranties. Seller has not sold any products or delivered any services that included an express warranty.
          (d) Absence of Liability for Injuries. To the Knowledge of Seller, Seller has no Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of Seller, and there is no basis for any such Liability.

          (e) Absence of Other Product-Related Liability. To the Knowledge of Seller, Seller has not committed any act or failed to commit any act which would result in, and, to the Knowledge of Seller, no event has occurred or circumstance exists which could give rise to or form the basis of, any product Liability or Liability for breach of warranty (whether covered by insurance or not) on the part of Seller with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of Seller that, individually or in the aggregate with all other such Liabilities, exceed $100,000.
     5.24 Absence of Improper Payments. Neither Seller nor, to the Knowledge of Seller, any of Seller’s Representatives or any other Person associated with or acting on behalf of any of them, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, whether in money, property or services, (a) to obtain favorable treatment in securing business for, or for favorable treatment for business already secured by, Seller, (b) to obtain special concessions for, or for special concessions already obtained in respect of, Seller, or (c) in violation of any Law.
     5.25 Absence of Certain Indebtedness. Section 5.25 of the Disclosure Letter sets forth a true, complete and correct list of all material Indebtedness of Seller.
     5.26 Absence of Certain Change-in-Control Payments. No Employee, or any other Person (excluding, for the avoidance of doubt, any broker, finder or financial advisor which are the subject of Section 5.27), shall be entitled to receive any change-in-control, “success fee,” bonus or other payment arising from or otherwise triggered by the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, the payment of the Cash Purchase Price).
     5.27 Absence of Financial Advisors. Except as disclosed in Section 5.27 of the Disclosure Letter, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement, and except as disclosed in Section 5.27 of the Disclosure Letter, no Person is or will be entitled to any fee or commission or like payment in respect thereof.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Seller that:
     6.1 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     6.2 Authorization of Agreement.
          (a) Power and Authority. Purchaser has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby (collectively, the

“Purchaser Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
          (b) Approvals. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on the part of Purchaser.
          (c) Enforceability. This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     6.3 Conflicts and Consents.
          (a) Absence of Conflicts. None of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the performance of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination or cancellation under, any provision of (i) the certificate of formation and limited liability company agreement of Purchaser, (ii) any Order applicable to Purchaser or by which it or any of its properties or assets are bound, or (iii) any applicable Law.
          (b) Third-Party Consent Requirements. No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the performance by Purchaser of its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or the taking by Purchaser of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act, (ii) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and (iii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and the Purchaser Documents or perform its obligations hereunder or thereunder.
     6.4 Financial Capacity. Purchaser has currently available to it, or will have available to it at and after the Closing, funds sufficient to consummate the transactions contemplated by this Agreement and the Purchaser Documents, to perform its obligations hereunder and thereunder and to pay all related costs and expenses.

     6.5 Absence of Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.
ARTICLE VII
CERTAIN COVENANTS
     7.1 Access to Information.
          (a) Full Access. From the date hereof until the Closing, Seller shall afford to Purchaser and its Representatives, with respect to the Business as currently conducted, the Purchased Assets and the Assumed Liabilities, during normal business hours and in a manner as not to unreasonably interfere with normal operation of the Business: (i) upon reasonable notice, full access to the properties and assets (including all real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), financial records (including working papers and data in the possession of Seller or Seller’s accountants), Contracts and other Business Documents, Employees of Seller at the manager level or above, and suppliers and accountants of Seller and (ii) upon reasonable request, with the consent of Perry Fraley, access to Employees of Seller below the manager level and customers of Seller in such manner as he may prescribe; provided, however, that, notwithstanding the foregoing, Seller will have no obligation to provide Purchaser or its Representatives with access to Seller’s extrusion processing and finishing know-how prior to the Closing.
          (b) Operating and Management Reports to Be Provided. From the date hereof until the Closing, Seller shall generally keep Purchaser informed as to all material matters involving the Business and the Purchased Assets. Without intending to limit the generality or effect of the immediately preceding sentence, as promptly as practicable, during the period from the date hereof until the Closing, Seller shall provide to Purchaser all management reports as are prepared by Seller and provided to any of the Key Employees in the Ordinary Course of Business.
          (c) Other Requested Information to Be Provided. From the date hereof until the Closing, Seller shall promptly furnish or make available to Purchaser and its Representatives such information concerning the Business or the Purchased Assets as Purchaser shall reasonably request.
          (d) No Effect on Purchaser’s Remedies. No information provided to or obtained by Purchaser pursuant to this Section 7.1 shall limit or otherwise affect the remedies available hereunder to Purchaser (including Purchaser’s right to seek indemnification pursuant to Article X), or the representations or warranties of, or the conditions to the obligations of, the parties hereto, except to the extent specifically provided in Section 9.3(c).
     7.2 Conduct of the Business Pending the Closing. From the date hereof until the Closing, Seller shall conduct the Business in the Ordinary Course of Business, including using commercially reasonable efforts to (a) maintain inventory of a quantity, quality and mix consistent with past practices, (b) maintain all of the properties and assets of, or used by, Seller in connection with the Business in their current condition and consistent with past practices, ordinary wear and tear excepted, (c) maintain insurance upon all of the properties and assets of Seller used in connection with the Business in such amounts and of such kinds comparable to that in effect on the date of this Agreement, (d) maintain the validity of existing Permits consistent with past practice, and (e) preserve the present business operations, organization and goodwill of Seller and relationships with Persons having business dealings with Seller (including Employees, customers and suppliers) consistent with past practices. Without limiting the generality or effect of the foregoing but subject to applicable Law, from the date hereof until the Closing except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser, Seller shall not:
     (a) Employees and Employee Benefits. (i) Hire or terminate any Employee except in the Ordinary Course of Business, (ii) enter into or amend any employment, consulting or similar Contract, (iii) increase the salary or other compensation of any Employee or any officer, director or manager of Seller except for normal scheduled increases in the Ordinary Course of Business, (iv) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee or any officer, director or manager, or (v) increase the coverage or benefits available under, or otherwise modify or amend, any Employee Benefit Plan, create any new Employee Benefit Plan or terminate any Employee Benefit Plan;
     (b) No New Indebtedness or Repayment or Modification of Indebtedness. (i) Except for borrowings under the Credit Facility in the Ordinary Course of Business, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness that would be included in the Assumed Liabilities, (ii) except in the Ordinary Course of Business in accordance with the terms thereof, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by Seller that would be included in the Assumed Liabilities, or (iii) modify the terms of any Indebtedness or other Liability that would be included in the Assumed Liabilities in a manner which may adversely affect Purchaser;
     (c) No New Liens on Purchased Assets. Subject to any Lien or otherwise encumber or, except for Permitted Liens and, in the case of the Real Property, Permitted Encumbrances, any of the Purchased Assets (whether tangible or intangible);
     (d) No Loans or Investments. Make any loans, advances or capital contributions to, or investments in, or otherwise acquire the securities of, any Person;
     (e) No Accounting Changes. Make any change in its financial accounting methods, practices or procedures.
     (f) No Tax Changes or Filing of Tax Returns. (i) Make, change or revoke any Tax election, settle or compromise any Tax claim or Liability or enter into a settlement or compromise, or change (or make a request to any Taxing Authority to change) any aspect of its method of accounting for Tax purposes if such change could affect Purchaser, or (ii) prepare or file any Tax Return (or any amendment, modification or supplement thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and Seller shall have provided Purchaser a copy thereof (together with supporting papers) at least three Business Days prior to the due date thereof for Purchaser to review and approve (such approval not to be unreasonably withheld, conditioned or delayed);
     (g) No Unusual Purchase or Sale of Assets. Acquire any properties or assets other than in the Ordinary Course of Business, or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets, other than finished goods sold in the Ordinary Course of Business;
     (h) No Merger or Consolidation. Enter into or agree to enter into any merger or consolidation with any Person;
     (i) No Unusual Transactions. Enter into any transaction which, by reason of its size or otherwise, is not in the Ordinary Course of Business;
     (j) No Change to Real Property. Demolish or remove any existing improvements, or erect any new improvements, on the Real Property or any portion thereof;
     (k) No Delay in Capital Expenditures. Delay or fail to make any capital expenditures that were reflected in the capital expenditure plan delivered by Seller to Purchaser prior to the date hereof;
     (l) No New Lines of Business. Enter into any new lines of business;
     (m) No Unusual Change in Products or Services. Introduce any change in the types, nature, composition or quality of products or services offered by the Business, or make any change in product specifications or prices or terms of distribution of such products, in each case except in the Ordinary Course of Business;
     (n) No Distributions. Declare, set aside, make or pay any distribution in respect of the membership interests of Seller, or repurchase, redeem or otherwise acquire any outstanding membership interests or other securities of, or interests in, Seller except that (i) Seller may distribute cash to its members in the Ordinary Course of Business in connection with their funding of estimated U.S. federal income Tax payments attributable to the operations of the Business, provided that such distribution, together with previous distributions in respect of the same Tax year, if any, shall not exceed in the aggregate an amount equal to 42% of the taxable income attributable to the operations of the Business for the applicable Tax year through the date of such distribution, as estimated by Seller in good faith (in consultation with Purchaser), to be allocated to the members of Seller under the Code (ii) prior to, and in anticipation of, the Closing, Seller may distribute cash to its members, in a manner consistent with Seller’s past practices, in connection with the funding of their estimated U.S. federal income Tax payments attributable to the operations of the Business through the Closing Date, provided that such distribution, together with previous distributions in respect of the same Tax year, if any, shall not exceed in the aggregate an amount equal to 42% of the taxable income attributable to the operations of the Business for the Tax year during which the Closing occurs through the Closing Date, as estimated by Seller in good faith (in consultation with Purchaser), to be allocated to the members of Seller under the Code and (iii) following delivery by Seller to Purchaser of the Pre-Closing Statement in accordance with Section 3.2(a) and prior to, and in anticipation of, the Closing, Seller may distribute cash to its members equal to 42% of the amount, if any, by which (x) the Estimated Closing Date Pre-Purchased Prime Value exceeds (y) the Target Pre-Purchased Prime Value, provided that Seller shall simultaneously therewith provide Purchaser written notice of the amount of such distribution (which notice shall be accompanied by reasonable supporting documentation)(any distribution pursuant to this clause (iii), the “Estimated Pre-Purchased Prime Value Distribution”);
     (o) No Release or Waiver of Rights. Release or waive any right of Seller that is included in the Purchased Assets;
     (p) No New Capital Expenditure Commitments. Enter into any commitment for capital expenditures not reflected in the capital expenditure plan delivered by Seller to Purchaser prior to the date hereof;
     (q) No New Labor Contracts. Enter into any labor or collective bargaining Contract or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization;
     (r) No Entry Into, Termination or Amendment of Material Contracts. Except as set forth in Section 7.2 (r) of the Disclosure Letter, enter into any new real property lease or any new Contract of a type listed in Section 5.10(a) or terminate or amend, or waive any rights under, any Real Property Lease or any Material Contract;
     (s) No Settlement of Legal Proceedings. Settle or compromise any pending or threatened Legal Proceeding or any claim against Seller relating to the Business or the Purchased Assets;
     (t) No Change in Credit, Collection or Payment Policies. Change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections of accounts receivable (whether or not past due), or fail to pay or delay payment of payables or other Liabilities;
     (u) No Actions Interfering with this Agreement. Take any action which would materially adversely affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement; or
     (v) No Agreements as to Certain Actions. Agree to do (i) anything prohibited by this Section 7.2, (ii) anything that would make any of the representations and warranties of Seller in this Agreement or any Seller Document untrue or incorrect in any material respect, or could be reasonably expected to result in any of the conditions to the Closing not being satisfied, or (iii) anything that would, at the time of such action, reasonably be expected to have a Material Adverse Effect.

     7.3 Consents of Third Parties.
          (a) Efforts to Obtain Consents. Seller shall use its commercially reasonable efforts to obtain or make as promptly as practicable all consents, waivers, approvals and notices required to consummate the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Section 5.3(b) of the Disclosure Letter. All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to Purchaser. Executed counterparts of such consents, waivers and approvals shall be delivered to Purchaser promptly after receipt thereof, and copies of such notices shall be delivered to Purchaser promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates shall be required to pay any amounts or grant any material accommodations (financial or otherwise) in connection with obtaining any consent, waiver or approval.
          (b) Treatment of Non-Assignable Contracts. Nothing in this Agreement or any Seller Document, nor the consummation of the transactions contemplated hereby or thereby, shall be construed as an attempt or agreement to assign any Contract which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Entity or is cancelable by a third party in the event of an assignment unless and until such consent shall have been obtained. Subject to Section 9.2(e), if any such consent is not obtained prior to Closing, Purchaser and Seller shall cooperate to implement a mutually agreeable arrangement under which Purchaser would obtain the benefits and perform and discharge the obligations under the applicable Contract, including subcontracting, sublicensing or subleasing to Purchaser, and under which Seller would enforce for the benefit of Purchaser, with Purchaser being responsible for the performance and discharge of the obligations of Seller, any and all rights of Seller against a third party.
     7.4 Regulatory Approvals.
          (a) Efforts to Obtain Approvals. Each of Purchaser and Seller shall use their respective commercially reasonable efforts to (i) make or cause to be made all filings required of each of them or any of their respective subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within four weeks in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents or other materials received by each of them or any of their respective subsidiaries or Affiliates from the U.S. Federal Trade Commission (“FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Entity in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing party prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Entity under any Antitrust Laws with respect to any such filing or any such transaction. Purchaser shall be responsible for and shall pay all filing fees required under the HSR Act and other Antitrust Laws. Each of Purchaser and

Seller shall use commercially reasonable efforts to furnish to the other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. From the date hereof until the Closing, each of Purchaser and Seller shall promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or any such transaction and permit the other to review in advance any proposed communication by such party to any Governmental Entity. From the date hereof until the Closing, neither Purchaser nor Seller shall independently participate in any meeting, whether in person or by telephone, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in the meeting. Subject to applicable Law, each of Purchaser and Seller shall consult and cooperate with the other in connection with the matters described in this Section 7.4, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted relating to proceedings under the HSR Act or other Antitrust Laws.
          (b) Resolution of Objections. In furtherance and not in limitation of the foregoing, from the date hereof until the Closing each of Purchaser and Seller shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of Purchaser and Seller shall use commercially reasonable efforts, and shall cooperate with the other, to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal. Notwithstanding anything to the contrary provided herein, neither Purchaser nor any of its Affiliates shall be required, in connection with the matters covered by this Section 7.4, to (i) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) commence litigation (as opposed to defend litigation), (iii) hold separate (including by trust or otherwise) or divest any of its or its Affiliates’ businesses, product lines or assets, or any of the Purchased Assets, (iv) agree to any limitation on the operation or conduct of Purchaser’s business or the Business, or (v) waive any of the conditions to this Agreement set forth in Section 9.2.
     7.5 Reasonable Efforts.
          (a) Efforts to Satisfy Conditions and Consummate the Contemplated Transactions. Subject to, and not in limitation of, Section 7.4, from the date hereof until the Closing each of Purchaser and Seller shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment as promptly as practicable of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement; provided, however, that neither Purchaser nor Seller shall be required to take or cause to be taken any action, or to do or cause to be done anything, contemplated by this Agreement to be taken or done or caused to be taken or done by the other party hereto.
          (b) Notification as to Certain Related Matters. From the date hereof until the Closing, Seller shall give notice to Purchaser and Purchaser shall give notice to Seller, as promptly as practicable upon becoming aware, of (i) any notice or other communication from any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, (ii) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or could reasonably be expected to cause any representation or warranty in this Agreement made by either Seller or Purchaser to be untrue or inaccurate in any material respect (or, if such representation or warranty contains a materiality or Material Adverse Effect qualification, in all respects) at any time from the date hereof until the Closing, (iii) any failure on its part to comply in all material respects with any covenant or agreement to be complied with by it hereunder, (iv) the institution of or the threat of institution of any Legal Proceeding against it or any of its Affiliates related to this Agreement or the transactions contemplated hereby, (v) any assertion by any third party that any consent of or other action by such third party is required in connection with this Agreement or the transactions contemplated hereby, or (vi) any event, change, condition, occurrence, non-occurrence or circumstance that could reasonably be expected to delay or impede its ability to fulfill its obligations set forth herein or, in the case of Seller, has had or could reasonably be expected to have a Material Adverse Effect. The delivery of any notice pursuant to this Section 7.5(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto, except to the extent specifically provided in Section 9.3(c).
     7.6 Location of Assets. Seller shall cause all of the Purchased Assets, including original copies of all Real Property Leases and other Contracts and all other Business Documents included therein, to be located on the Real Property at the time of the Closing.
     7.7 No Shop.
          (a) No Encouragement or Facilitation of Any Other Acquisition Transaction. Seller shall not, and shall not permit any of its Affiliates or any of its or their respective Representatives, to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of the Business, any material amount of the Purchased Assets or any ownership interests in Seller other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished to any Person any information concerning the Business or the Purchased Assets in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

          (b) Notice to Purchaser of Other Proposals. Seller shall notify Purchaser orally and in writing promptly (but in no event later than 24 hours) after receipt by Seller or any of its Affiliates or any of its or their respective Representatives of any proposal or offer from any Person other than Purchaser to effect an Acquisition Transaction or any request for non-public information relating to Seller or for access to the properties, books or records of Seller by any Person other than Purchaser. Such notice shall indicate the identity of the Person making the proposal or offer or requesting non-public information or access to the properties, books or records, the material terms of any such proposal or offer, or amendment, modification or supplement thereto, and copies of any written proposals or offers or amendments, modifications or supplements thereto. Seller shall keep Purchaser informed, on a current basis, of any material changes in the status or terms of any such proposal, offer or request.
          (c) Other Discussions to be Terminated. Seller shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons other than Purchaser conducted heretofore with respect to any Acquisition Transaction. Seller shall not release any third party from the confidentiality provisions of any Contract to which Seller is a party.
     7.8 Environmental Matters.
          (a) Purchaser’s Environmental Assessment. In further of and not in limitation of Section 7.1(a), from the date hereto until the Closing, Seller shall, at Purchaser’s sole cost and expense, permit Purchaser and Purchaser’s environmental consultant to conduct such investigations (including investigations known as “Phase I” and “Phase II” environmental site assessments) of the environmental conditions of the Real Property and the operations thereat (subject to any limitations contained in valid, previously executed leases) as Purchaser, in its sole discretion, shall deem necessary or prudent (“Purchaser’s Environmental Assessment”). Purchaser’s Environmental Assessment shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of Seller, and the results of Purchaser’s Environmental Assessment shall be provided to Seller.
          (b) Actions Required for Transfer or Re-Issuance of Environmental Permits. Promptly following the date hereof, Purchaser shall promptly file all materials required by Environmental Laws in connection with the transactions contemplated by this Agreement and all requests required for the transfer or re-issuance of Environmental Permits required for Purchaser to conduct the Business. Seller shall cooperate in all reasonable respects with Seller with respect to such filings and requests.
     7.9 Real Property Title Work.
          (a) Title Commitment and Survey. Following the date hereof, Purchaser may obtain (i) a commitment for title insurance (“Title Commitment”) issued by Republic Title of Texas, Inc., located at 2626 Howell Street, 10th Floor, Dallas, Texas, or such other title company as may be selected by Purchaser (the “Title Company”), for the issuance of a leasehold policy of title insurance with respect to each Real Property Lease (collectively, the “Title Policy”) and (ii) an as-built survey of each parcel of Real Property, prepared in accordance with the current

Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, by a surveyor registered in the State of Arizona, reasonably acceptable to Purchaser and the Title Company (the “Survey”), and, if obtained, shall cause a copy of the Title Commitment and Survey to be delivered to Seller. Any Title Commitment shall list as exceptions all easements, covenants, restrictions, Liens, encumbrances, tenancies and other exceptions to title affecting title to the applicable parcel of Real Property (collectively, the “Exceptions”) and include copies of all instruments creating such Exceptions. Any Title Policy shall insure Purchaser’s leasehold title with respect to the Real Property Leases, at standard rates with extended coverage and such endorsements as may reasonably be required by Purchaser, in an amount to be determined by Purchaser (with standard exceptions deleted based on affidavits of title of Seller, the Survey and other Seller Documents) and free and clear of all Liens, Title Defects and other exceptions to or exclusions from coverage except only the Permitted Encumbrances. If obtained, Purchaser shall bear the cost and expense of the Title Commitment, Title Policy and Survey, including any cancellation fees resulting from termination of this Agreement.
          (b) Treatment of Title Defects. If obtained, Purchaser shall review the Title Commitment and Survey, including copies of all instruments creating Exceptions in the Title Commitment, and shall provide Seller with a written notice of objection to any Title Defect within 10 Business Days after receipt of the Title Commitment (and all related documents) and Survey. With respect to any Title Defect to which Purchaser timely objects, Seller may at its option and in its sole and absolute discretion elect to attempt to cure, remove or otherwise satisfy such Title Defect.
          (c) Purchaser’s Rights in Respect of Title Defect Not Cured. In the event Seller is unable or unwilling to cure any such Title Defect at or prior to the Closing, or fails to notify Purchaser in writing within 10 Business Days of receipt of Purchaser’s objection notice of Seller’s election to attempt the cure, removal or satisfaction of such Title Defect, Purchaser shall have the right to either (i) proceed to the Closing and waive such Title Defect, or (ii) terminate this Agreement, in which event the parties shall have no further obligations to each other except as otherwise set forth in Section 12.3.
     7.10 Casualty; Condemnation.
          (a) Real Property. In the event that, between the date hereof and the Closing, any facility or location of Seller included in the Purchased Assets is subject to damage or destruction to the buildings or other improvements thereon (a “Casualty”) or condemnation or partial condemnation by a Governmental Entity (a “Condemnation”), Seller shall give notice to Purchaser as promptly as practicable upon becoming aware thereof, and Purchaser shall have the right to either (i) terminate this Agreement, in which event the parties shall have no further obligations to each other except as otherwise set forth in Section 12.3, or (ii) proceed to the Closing, in which case all proceeds from any insurance claims, condemnation awards, compensation or other reimbursements relating to such Casualty or Condemnation received by Seller, whether before, on or after the Closing Date, shall be paid over to Purchaser on the Closing Date, or promptly after Seller’s receipt thereof if received by Seller after the Closing Date.

          (b) Equipment. In the event that, between the date hereof and the Closing, any equipment included in the Purchased Assets is damaged or destroyed, Seller shall give notice to Purchaser as promptly as practicable upon becoming aware thereof. All proceeds from any insurance claims relating to such damage or destruction received by Seller, whether before, on or after the Closing Date, shall be paid over to Purchaser on the Closing Date, or promptly after Seller’s receipt thereof if received by Seller after the Closing Date, and if such damage or destruction is not covered under Seller’s insurance policies, Seller shall pay to Purchaser an amount reasonably sufficient to allow Purchaser to repair, replace and restore the equipment so damaged or destroyed to its pre-damage condition.
     7.11 Publicity. Prior to the Closing, neither Purchaser nor Seller shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed; provided, however, that nothing herein shall prevent Purchaser from making such disclosure as Purchaser determines in good faith to be necessary to satisfy its obligations under applicable Law or the applicable rules of any stock exchange.
     7.12 Non-Competition; Non-Solicitation.
          (a) No Competition. As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, commencing with the Closing Date Seller shall not, and shall cause its Affiliates not to, for a period of five years after the Closing Date, directly or indirectly through any Person, engage in, or own, acquire, manage, operate, control or participate in the ownership, management, operation or control of any Person engaged in, the production of hard alloy aluminum extrusions or any business that otherwise competes with the Business, anywhere in the United States. Notwithstanding the foregoing, Seller and its Affiliates may, without violating this Section 7.12, own a passive investment not in excess of 5% of the outstanding capital stock of a corporation which engages in such a business, if such capital stock is a security actively traded on an established securities exchange.
          (b) No Solicitation. For a period from the Closing Date to the third anniversary of the Closing Date, Seller shall not, and shall cause its Affiliates and its and their respective Representatives not to: (i) cause, solicit, induce or encourage any employee or consultant of Purchaser or any of its Affiliates to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective customer, supplier or licensor of the Business (including any existing or former customer of Seller and any Person that becomes a customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. The foregoing restrictions shall not preclude general solicitations in newspapers or similar mass media not targeted toward employees or consultants of Purchaser or any of its Affiliates.
          (c) Purchaser’s Rights and Remedies for Violations. The covenants and undertakings contained in this Section 7.12 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.12 would cause irreparable injury to Purchaser, such that money damages or other legal remedies would not be an adequate remedy for such violation. Therefore, Purchaser shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.12 without the necessity of proving actual damages or posting any bond. The rights and remedies provided by this Section 7.12 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity. In the event that Purchaser were to seek damages for any breach of this Section 7.12, the portion of the Purchase Price which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.
          (d) Calculation of Restricted Periods. Notwithstanding anything contained in this Agreement to the contrary, (i) if Seller breaches Section 7.12(a) and Purchaser seeks and obtains an injunction, restraining order or other equitable relief from any court of competent jurisdiction, the five-year period referred to in such Section 7.12(a) shall be computed from the date relief is granted to Purchaser instead of from the Closing Date and reduced by any time following the Closing Date during which Seller complied with its obligations thereunder and (ii) if Seller breaches Section 7.12(b) and Purchaser seeks and obtains an injunction, restraining order or other equitable relief from any court of competent jurisdiction, the three-year period referred to in such Section 7.12(b) shall be computed from the date relief is granted to Purchaser instead of the Closing Date and reduced by any time following the Closing during which Seller complied with its obligations thereunder.
          (e) Reformation of Restrictions in Certain Circumstances. If any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, geographical area, business limitation or any other relevant feature of this Section 7.12 is unreasonable, arbitrary or against public policy, then the maximum time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy shall be enforced against the applicable party.
     7.13 Preservation of Records; Confidentiality.
          (a) Preservation of Records. Purchaser and Seller shall, and shall cause their respective Affiliates to, preserve and keep records relating to the Business for a period of six years from the Closing Date and to make such records and such party’s personnel available to Purchaser or Seller, as the case may be, as may be reasonably required by such party (i) in connection with, among other things, any insurance claims by or Legal Proceedings against Purchaser, Seller or any of their respective Affiliates, or (ii) in order to enable Purchaser and Seller to comply with its obligations under this Agreement, any Seller Document or any Purchaser Document. In the event that Purchaser or Seller (or, in either case, one of its Affiliates) wishes to destroy such records after that time, Purchaser or Seller, as the case may be, shall first give 90 days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90-day period, to take possession of the records within 180 days after the date of such notice.
          (b) Confidentiality. From and after the Closing, Seller shall hold, and shall cause its Affiliates and its and their respective Representatives to hold, in confidence, unless compelled to disclose by judicial, administrative or other legal process or by other requirements of Law or disclosed in a Legal Proceeding brought by a party hereto to enforce its rights or in the exercise of its remedies hereunder, all proprietary and confidential documents and information of or concerning the Business and the Purchased Assets, except to the extent that such information is or becomes generally available to the public other than as a direct result of the disclosure of any such information by Seller, its Affiliates or its or their respective Representatives.
     7.14 Use of Name. From and after the Closing, Purchaser shall have the sole right to the use of the name “Alexco” or similar names, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, or otherwise used in the Business, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”) and Seller shall not, and shall not permit any of its Affiliate to, use the Seller Marks.
     7.15 Accounts Receivable. After the Closing Date, in the event that Seller or any of its Affiliates receives any payment in respect of any accounts receivable that are included in the Purchased Assets, Seller shall immediately forward and remit, or cause such Affiliate to forward and remit, such payment to Purchaser.
     7.16 Insurance.
          (a) Treatment of Assignable Insurance Policies. Subject to Section 7.3(b), at the Closing Seller shall transfer its assignable insurance policies to Purchaser and cause Purchaser to thereupon become the named insured under such insurance policy.
          (b) Treatment of Non-Assignable Insurance Policies. With respect to any nonassignable insurance policy (other than those listed as Excluded Assets on Exhibit 2.2(e)), from and after the Closing, at the request of Purchaser, Seller shall, or shall cause its applicable Affiliate to, use its commercially reasonable efforts to ensure that Purchaser shall have the right to make, or, if made prior to the Closing, to continue to pursue, directly any claim under such insurance policy for any Losses relating to the Business or the Purchased Assets. If, notwithstanding the foregoing, Purchaser itself does not have the right to make or continue to pursue any such claim directly, at the request of Purchaser, Seller shall, or shall cause its applicable Affiliate to, use its commercially reasonable efforts to make or continue to pursue such claim under such insurance policy for the benefit of Purchaser. Purchaser acknowledges that any such right of Purchaser shall be subject to any deductibles, exclusions and other terms of the applicable insurance policy.
     7.17 Possible True-Up for Estimated Tax Payments. If, subsequent to the Closing Date and prior to the day that is 10 Business Days prior to the due date for estimated U.S. federal income tax payments next following the Closing Date, Seller determines in good faith (in consultation with Purchaser) that the amount of taxable income attributable to the operations of the Business through the Closing Date was greater than the estimated amount thereof used for any distribution made as contemplated by such Section 7.2(n)(ii) and notifies Purchaser in writing of such difference, then, not later than the fifth Business Day prior to the due date for estimated U.S. federal income tax payments next following the Closing Date, Purchaser shall return to Seller via wire transfer of immediately available funds into the account designated by Seller in accordance with Section 3.2(a) an amount equal to 42% of such difference.

     7.18 Repayment of Credit Facility. At least three Business Days prior to the Closing, Seller shall deliver to Purchaser a letter signed by the lender under the Credit Facility (the “Credit Facility Pay-Off Letter”) indicating the amount required to satisfy all Indebtedness and other obligations under the Credit Facility as of the Closing Date (the “Credit Facility Pay-Off Amount”) and authorizing the filing of the UCC-3 termination statements necessary to terminate all Liens securing the obligations under the Credit Facility upon delivery of the Credit Facility Pay-Off Amount to the lender under the Credit Facility on the Closing Date. On the Closing Date, Purchaser shall deliver the Credit Facility Payoff Amount to the lender under the Credit Facility.
     7.19 Repayment of Related Party Note Payable. At least three Business Days prior to the Closing, Seller shall deliver to Purchaser a letter signed by the obligee under the Related Party Note Payable (the “Related Party Note Payable Pay-Off Letter”) indicating the amount required to satisfy all Indebtedness and other obligations under the Related Party Note Payable as of the Closing Date (the “Related Party Note Payable Pay-Off Amount”) and authorizing the filing of the UCC-3 termination statements necessary to terminate all Liens securing the obligations under the Related Party Note Payable upon delivery of the Related Party Note Payable Pay-Off Amount to the obligee under the Related Party Note Payable on the Closing Date. On the Closing Date, Purchaser shall deliver the Related Party Note Payable Pay-off Amount to Robert Fraley.
     7.20 Continuation of Payment Card Policy. From the date hereof until the Closing, Seller may continue to make payments in respect of the personal payment card accounts of Robert Fraley and the Key Employees as it has done in the Ordinary Course of Business; provided, however, that, in connection with any such payments, Seller shall cause Robert Fraley and the Key Employees, as applicable, to reimburse Seller prior to the Closing for any payment card charges satisfied by such payments that do not constitute legitimate business expenses of Seller.
     7.21 Possible True-Up for Estimated Pre-Purchased Prime Value Distribution. If (i) the Estimated Closing Date Pre-Purchased Prime Value exceeds (ii) the Closing Date Pre-Purchased Prime Value, Seller shall pay to Purchaser an amount equal to 42% of such excess by wire transfer of immediately available funds to an account specified by Purchaser within 10 days after the Closing Date. If (i) the Closing Date Pre-Purchased Prime Value exceeds (ii) the Estimated Closing Date Pre-Purchased Prime Value, Purchaser shall pay to Seller an amount equal to 42% of such excess by wire transfer of immediately available funds to the account designated by Seller in accordance with Section 3.2(a) within 10 days after the Closing Date.
ARTICLE VIII
EMPLOYEES AND EMPLOYEE BENEFITS
     8.1 Hired Employees.
          (a) Offers of Employment. At least two (2) Business Days prior to the Closing, Purchaser shall deliver a written offer of employment to all Employees (other than Robert Fraley, the Key Employees and the Employees identified in Section 8.1(a) of the Disclosure Letter) to commence such employment immediately after the Closing. Each such offer of employment shall be (i) at not less than the salary or hourly wage in effect for such Employee immediately prior to the Closing Date, (ii) for the same position held by such Employee immediately prior to the Closing Date, and (iii) for a package of salary or wages and benefits that provides substantially the same economic value to such Employee as the package of salary or wages and benefits in effect for such Employee immediately prior to the Closing Date, viewing each such package as a whole. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Hired Employees.” Nothing in this Agreement is intended to, or shall, affect the “at-will” status of any Employee, or serve as a guarantee of employment for any Employee for any period of time.
          (b) Seller to Provide Assistance. Prior to the Closing, Seller shall provide reasonable assistance to the Purchaser in connection with the transition of ownership of the Business and the hiring and employment of the Employees.
          (c) Purchaser’s Post-Closing Rights. The parties hereto acknowledge that, subject to applicable Laws, on and after the Closing Date Purchaser shall have the right to dismiss any or all Hired Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).
          (d) Robert Fraley and the Key Employees. Notwithstanding anything to the contrary contained in this Agreement, the employment relationship between Purchaser and Robert Fraley shall be governed by the Consulting Agreement and the employment relationship between Purchaser and the Key Employees shall be governed by the Employment Agreements.
     8.2 Employee Benefits. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall be construed as requiring any particular compensation or employee benefit plans, programs or arrangements to be provided or maintained by Purchaser with respect to the Hired Employees at or for any specified period after the Closing Date. The provisions of this Section 8.2 are not intended to and do not constitute an amendment to any Employee Benefit Plan and have been included in this Agreement for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein, expressed or implied, shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.
ARTICLE IX
CONDITIONS TO CLOSING
     9.1 Conditions Precedent to Obligations of Each Party. The obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:
     (a) No Legal Impediment. No Governmental Entity of competent jurisdiction shall have enacted, issued or promulgated any Law that is in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or of prohibiting or otherwise preventing the consummation of the transactions contemplated hereby; and

     (b) No Injunction. No Governmental Entity of competent jurisdiction shall have issued or entered any Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or of prohibiting or otherwise preventing the consummation of the transactions contemplated hereby (and no Legal Proceeding seeking any such Order shall be pending or threatened).
     (c) HSR. The applicable waiting period under the HSR Act shall have expired or been terminated.
     9.2 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Purchaser), on or prior to the Closing Date, of each of the following conditions:
     (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (or, if such representation or warranty contains a materiality or Material Adverse Effect qualification, in all respects) at and as of the Closing as if made at and as of that time (except to the extent that any representation or warranty speaks expressly as of an earlier date, in which case it must be true and correct only as of that earlier date).
     (b) Performance by Seller. Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.
     (c) No Material Adverse Effect. There shall not have been or occurred any event, change, condition, occurrence, non-occurrence or circumstance that, individually or in the aggregate with any other such events, conditions, changes, occurrences, non-occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect, and, if the materiality and Material Adverse Effect qualifications in the representations, warranties, covenants and agreements of Seller are disregarded, at and as of the Closing the failure of the representations and warranties of Seller contained in this Agreement to be true and correct and the failure of Seller to have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date, when such failures are considered together, shall not have had, and would not reasonably be expected to have, a Material Adverse Effect.
     (d) Closing Certificate. Purchaser shall have received a certificate signed by an executive officer of Seller, in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.2(a)-(c) have been satisfied.
     (e) Required Consents. Purchaser shall have received evidence that Seller has received the consents identified in Exhibit 9.2(e).

     (f) Environmental Conditions. Purchaser’s Environmental Assessment at the properties shall not have revealed any circumstances that could reasonably be expected to result in (i) any suspension or closure of operations at properties or facilities of Seller or the revocation or termination of any Environmental Permits, (ii) the incurrence of a material capital expenditure in order to bring the Business or Purchased Assets into, or to maintain, compliance with Environmental Laws, or (iii) Purchaser incurring any material Environmental Liabilities.
     (g) Employment Agreements and Consulting Agreement. No Employment Agreement, nor the Consulting Agreement, shall have been amended or terminated.
     (h) Certain Documents. Seller shall have delivered to Purchaser each of the documents and instruments set forth in Section 4.2.
          (i) Pay-Off Letters. Seller shall have delivered to Purchaser the Credit Facility Pay-Off Letter and the Related Party Note Payable Pay-Off Letter.
     9.3 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by Seller), on or prior to the Closing Date, of each of the following conditions:
     (a) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (or, if such representation or warranty contains a materiality qualification, in all respects) at and as of the Closing as if made at and as of that time (except to the extent that any representation or warranty speaks expressly as of an earlier date, in which case it must be true and correct only as of that earlier date).
     (b) Performance by Purchaser. Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.
     (c) Closing Certificate. Seller shall have received a certificate signed by an executive officer of Purchaser, in form and substance reasonably satisfactory to Seller, dated the Closing Date, (i) to the effect that each of the conditions specified above in Sections 9.3(a)-(b) have been satisfied and (ii) indicating that Purchaser has no Knowledge of any failure of the representations and warranties made by Seller in this Agreement to be true and correct or, if applicable, describing any such failure of which Purchaser has Knowledge. Purchaser shall be deemed to have waived as of the Closing any and all rights to assert a claim under Section 10.2 based upon, attributable to or resulting from any failure of the representations and warranties made by Seller in this Agreement to be true and correct that is described in such certificate. As used in this Section 9.3(c), “Knowledge” shall mean the specific, actual knowledge of either John Barneson or John Donnan, after due inquiry of Purchaser’s Representatives that have assisted Purchaser in its due diligence investigation of Seller, the Business, the Purchased Assets and the Assumed Liabilities, of the failure of the applicable representation or warranty to be true and correct, and not solely his knowledge of the facts or circumstances underlying a failure of a representation or warranty to be true and correct unless the knowledge of such facts or circumstances would make the failure of the representation or warranty to be true and correct readily apparent to a reasonable Person.
     (d) Certain Documents. Purchaser shall have delivered to Seller evidence of the wire transfer referred to in Section 3.2 and each of the documents and instruments set forth in Section 4.3.
ARTICLE X
INDEMNIFICATION
     10.1 Survival. The representations and warranties of Seller and Purchaser in this Agreement and any certificate delivered pursuant hereto shall survive the Closing as follows:
     (a) Seller’s Fundamental Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.7(a) (Title to Owned Purchased Assets), Section 5.7(b) (Interest in Purchased Assets Not Owned), Section 5.8(e) (Interest in Real Property), Section 5.9(b) (Interest in Purchased Intellectual Property) and 5.27 (Absence of Financial Advisors) shall survive the Closing until the sixth anniversary of the Closing Date;
     (b) Seller’s Regulatory Representations and Warranties. The representations and warranties of Seller set forth in set forth in 5.11 (Employee Benefit Plans), Sections 5.13 (Taxes) and 5.16 (Environmental Matters) shall survive the Closing until 90 days after the expiration of the statute of limitations applicable to the statute, regulation or other authority on which the claim for indemnification under the representation and warranties is based (after giving effect to any waiver or extension thereof);
     (c) Purchaser’s Fundamental Representations and Warranties. The representations and warranties of Purchaser set forth in Sections 6.1 (Organization and Good Standing), 6.2 (Authorization of Agreement), and 6.5 (Absence of Financial Advisors) shall survive the Closing until the sixth anniversary of the Closing Date; and
     (d) All Other Representations and Warranties. All other representations and warranties shall survive the Closing until the second anniversary of the Closing Date.
Notwithstanding the foregoing, any obligations under Sections 10.2(a) and 10.3(a) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice to the Indemnifying Party in accordance with Section 10.4 before the termination of the applicable survival period.
     10.2 Indemnification of Purchaser Indemnified Parties. Subject to Sections 10.1, 10.5 and 10.6, from and after the Closing Seller shall indemnify and hold Purchaser and its Affiliates and their respective stockholders, members, partners, Representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all Liabilities, deficiencies, demands, fines, penalties, judgments, awards, damages (excluding special, punitive, exemplary, incidental, consequential and indirect damages, except to the extent any such damages are awarded to a third party in connection with a Third Party Claim), settlements, interest, assessments, costs and expenses, whether or not involving a Third Party Claim (collectively, “Losses”), based upon, attributable to or resulting from:
     (a) Failure of Seller’s Representations and Warranties. Subject to the provisions of Section 9.3(c), the failure of any of the representations or warranties made by Seller in this Agreement or any Seller Document (including the certificate delivered pursuant to Section 9.2(d)) to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date (and, with respect to any Seller Document executed and delivered by Seller to Purchaser after the Closing Date, the date of such execution);
     (b) Seller’s Breach of Covenant or Other Agreement. The breach by Seller of any covenant or other agreement in this Agreement or any Seller Document;
     (c) Excluded Assets. Any Excluded Asset; and
     (d) Excluded Liabilities. Any Excluded Liability.
     10.3 Indemnification of Seller Indemnified Parties. Subject to Section 10.1 and 10.5, from and after the Closing Purchaser shall indemnify and hold Seller and its Affiliates and their respective stockholders, members, partners, Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from:
     (a) Failure of Purchaser’s Representations and Warranties. The failure of any of the representations or warranties made by Purchaser in this Agreement or any Purchaser Document (including the certificate delivered pursuant to Section 9.3(c)) to be true and correct in all respects at the date hereof and as of the Closing Date (and, with respect to any Purchaser Document executed and delivered by Purchaser to Seller after the Closing Date, the date of such execution);
     (b) Purchaser’s Breach of Covenant or Other Agreement. The breach by Purchaser of any covenant or other agreement in this Agreement or any Purchaser Document;
     (c) Assumed Liabilities. Any Assumed Liability; and
     (d) Post-Closing Operations. Any Liability arising in connection with, or relating to, the operation of the Business or the ownership or use of any of the Purchased Assets after the Closing, provided that Purchaser does not have an indemnifiable claim against Seller with respect thereto.

     10.4 Indemnification Procedures.
          (a) Direct Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice from the party that may be entitled to indemnification pursuant to this Article X (the “Indemnified Party”) to the party that may be obligated to provide indemnification pursuant to this Article X (the “Indemnifying Party”); provided, however, that failure to so notify the Indemnifying Party shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that the Indemnifying Party can demonstrate actual Losses as a result of such failure. The notice of claim shall state in reasonable detail the basis of the claim for indemnification.
          (b) Third Party Claims. In the event that any Legal Proceedings shall be instituted or any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 10.2 or 10.3 (regardless of the limitations set forth in Section 10.5) (“Third Party Claim”), the Indemnified Party shall promptly give written notice of the assertion of the Third Party Claim to the Indemnifying Party; provided, however, that failure of the Indemnified Party to so notify the Indemnifying Party shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that the Indemnifying Party can demonstrate actual Losses as a result of such failure. Subject to the provisions of this Section 10.4, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided that, in order to defend against, negotiate, settle or otherwise deal with any such Third Party Claim, the Indemnifying Party must first acknowledge in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party as provided hereunder and provide to the Indemnified Party reasonable evidence that the Indemnifying Party has reasonably sufficient financial resources to enable it to fulfill its obligations under this Article X. Notwithstanding the preceding sentence, the Indemnifying Party shall not have the right to defend against, negotiate, settle or otherwise deal with any Third Party Claim (i) if the Indemnified Party reasonably and in good faith believes that the Third Party Claim would reasonably be likely to be materially detrimental to the reputation, customer or supplier relations or future business prospects of the Indemnified Party or any of its Affiliates, (ii) unless the Third Party Claim is solely for monetary damages (except where any non-monetary relief being sought is merely incidental to a primary claim for monetary damages), (iii) if the Third Party Claim involves criminal allegations, or (iv) if the Indemnifying Party fails to prosecute or defend, actively and diligently, the Third Party Claim. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, it shall within five Business Days of the Indemnified Party’s written notice of the assertion of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided that the Indemnifying Party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for Losses relating to such Third Party Claim under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the

Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable and actual out-of-pocket expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable and written opinion of counsel to the Indemnified Party an actual conflict exists between the Indemnified Party and the Indemnifying Party which cannot be waived by the Indemnified Party; provided further that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any single Third Party Claim. Each of Purchaser and Seller shall provide reasonable access to the other to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any Third Party Claim. Notwithstanding anything in this Section 10.4 to the contrary, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the written consent of the Indemnified Party if such settlement (i) would create any Liability of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, (ii) would provide for any injunctive relief or other non-monetary obligation affecting the Indemnified Party, or (iii) does not include an unconditional release of the Indemnified Party from all Liability in respect of the Third Party Claim. If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party with respect to such Third Party Claim.
          (c) Resolution of Claims. At such time as an indemnification claim under this Section 10 is finally determined by (i) mutual written agreement of the Indemnified Party and the Indemnifying Party or (ii) a final non-appealable Order of a Governmental Entity of competent jurisdiction, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party either (i) in accordance with Section 10.6 or (ii) by wire transfer of immediately available funds within five Business Days after the date of such notice.
     10.5 Limitations on Indemnification for Breaches of Representations and Warranties.
          (a) Basket. Neither Purchaser nor Seller shall have any Liability under Section 10.3(a) or Section 10.2(a), respectively, unless the amount of Losses indemnifiable thereunder exceeds $1,000,000 in the aggregate and, in such event, the Indemnifying Party shall be required to pay the entire amount of all such Losses.
          (b) Cap. Neither Purchaser nor Seller shall be required to provide indemnification for Losses under Section 10.3(a) or 10.2(a), respectively, in excess of $5,000,000 in the aggregate.
          (c) Exceptions to Limitations. Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in this Section 10.5 shall not apply to Losses based upon, attributable to or resulting from, any failure of any representation or warranty contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.7(a) (Title to Owned Purchased Assets), Section 5.7(b) (Interest in Purchased Assets Not Owned), Section 5.8(e) (Interest in Real Property), Section 5.9(b) (Interest in Purchased Intellectual Property), Section 5.11 (Employee Benefit Plans), Section 5.13 (Taxes), Section 5.16 (Environmental Matters), Section 5.27 (Absence of Financial Advisors), Section 6.1 (Organization and Good Standing), Section 6.2 (Authorization of Agreement) or Section 6.5 (Absence of Financial Advisors) of this Agreement or any corresponding representation or warranty in any Purchaser Document or Seller Document (including the certificates delivered pursuant to Section 9.2(d) and Section 9.3(c)) to be true and correct.
          (d) Elimination of Double Materiality. For purposes of calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.
     10.6 Indemnity Escrow. So long as funds remain available in the Indemnity Escrow Account for such purpose, the Indemnity Escrow Account shall be used to satisfy all indemnification claims under Section 10.2(a) in accordance with the procedures set forth in the Escrow Agreement. If sufficient funds no longer remain available in the Indemnity Escrow Account to satisfy all indemnification claims under Section 10.2(a), subject to the provisions of Section 10.5 Purchaser may seek recovery directly from Seller.
     10.7 Knowledge. Except (a) for matters disclosed in the Disclosure Letter, to the extent that such matters constitute exceptions to Seller’s representations and warranties, and (b) as specifically provided in Section 9.3(c), the right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, or any Seller Document or any Purchaser Document shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty or Seller’s or Purchaser’s compliance with any such covenant or agreement.
     10.8 Exclusive Remedy. After the Closing, the sole and exclusive remedy for each Purchaser Indemnified Party and Seller Indemnified Party with respect to any and all claims arising out of this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud or intentional misrepresentation) shall be pursuant to the indemnification provisions set forth in this Article X. Notwithstanding the foregoing, this Article X shall not be the sole and exclusive remedy of Purchaser with respect to the provisions of Section 7.12, and this Article X shall not affect the rights of Purchaser to obtain specific performance of any provision of this Agreement.
     10.9 Tax Treatment of Certain Payments. Purchaser and Seller shall treat any payment made pursuant to Section 7.15 or this Article X as an adjustment to the Purchase Price for all Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any payment under Section 7.15 or this Article X (including this Section 10.9) is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any other Losses incurred by the party receiving such payment relating to such Taxes.
ARTICLE XI
TAXES
     11.1 Transfer Taxes. Purchaser shall be responsible for 100% of any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, gross receipts, registration, duty or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law or custom and timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.
     11.2 Property Taxes. Purchaser shall bear the cost of all property and ad valorem Taxes relating to the Purchased Assets for calendar year 2010.
     11.3 Cooperation on Tax Matters. Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit or Tax protest, and for the prosecution or defense of any Legal Proceeding relating to Tax matters.
ARTICLE XII
TERMINATION
     12.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:
          (a) By Mutual Consent. By mutual written consent of Purchaser and Seller.
          (b) By Either Party If Legal Prohibition Exists. By Purchaser or Seller if any Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or of prohibiting or otherwise preventing the consummation of the transactions contemplated hereby or (ii) issued or entered any Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or of prohibiting or otherwise preventing the consummation of the transactions contemplated hereby; it being agreed that, subject to the last sentence of Section 7.4(b) hereof, the parties hereto shall promptly appeal any Order which is appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under Section 12.1(b)(ii) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement.

          (c) By Purchaser Upon a Material Adverse Effect. By Purchaser if (i) there has been an event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect or (ii) at any time, disregarding the materiality and Material Adverse Effect qualifications in the representations, warranties, covenants and agreements of Seller, the failure of the representations and warranties of Seller contained in this Agreement to be true and correct and the failure of Seller to have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to such time, when considered in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect, and such failures shall be such that (A) if not cured, the condition set forth in Section 9.3(c) would not be fulfilled and (B) if capable of cure, shall not have been cured within 10 Business Days of the receipt of written notice thereof by Seller from Purchaser.
          (d) By Purchaser If Outside Date Reached. By Purchaser if the Closing shall not have occurred on or prior to the Outside Date; provided that such right to terminate this Agreement under this Section 12.1(d) shall not be available to Purchaser if Purchaser has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date.
          (e) By Seller If Outside Date Reached. By Seller if the Closing shall not have occurred on or prior to the Outside Date; provided that such right to terminate this Agreement under this Section 12.1(e) shall not be available to Seller if Seller has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date.
          (f) By Purchaser Upon Failure of Seller’s Representations, Warranties, Covenants or Agreements. By Purchaser if at any time the representations and warranties of Seller contained in this Agreement shall fail to be true and correct in all material respects (or, if such representation or warranty contains a materiality or Material Adverse Effect qualification, in all respects) or Seller shall at any time have failed to perform and comply in all material respects with all covenants and agreements of Seller contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 9.2(a) or Section 9.2(b) would not be fulfilled and (ii) if capable of cure, shall not have been cured within 10 Business Days of the receipt of written notice thereof by Seller from Purchaser.
          (g) By Seller Upon Failure of Purchaser’s Representations, Warranties, Covenants or Agreements. By Seller if at any time the representations and warranties of Purchaser contained in this Agreement shall fail to be true and correct in all material respects (or, if such representation or warranty contains a materiality qualification, in all respects) or Purchaser shall at any time have failed to perform and comply in all material respects with all covenants and agreements of Purchaser contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 9.3(a) or Section 9.3(b) would not be fulfilled and (ii) if capable of cure, shall not have been cured within 10 Business Days of the receipt of written notice thereof by Purchaser from Seller.

          (h) By Purchaser Upon a Title Defect, Casualty or Condemnation. By Purchaser in accordance with Section 7.9(c) or Section 7.10(a).
     12.2 Notice of Termination. Purchaser may exercise its right to terminate this Agreement by giving written notice thereof from time to time to Seller specifying the basis for Purchaser’s termination. Seller may exercise its right to terminate this Agreement by giving written notice thereof from time to time to Purchaser specifying the basis for Seller’s termination.
     12.3 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of this Article XII, this Agreement shall become void and have no effect, and there shall be no further Liability on the part of Purchaser or Seller to any Person in respect hereof; provided, however, that the covenants and agreements contained in Section 7.11 (Publicity) and Article XIII and in this Section 12.3 shall survive the termination of this Agreement; provided further that, except as otherwise provided herein, no such termination shall relieve any party hereto of any Liability resulting from any breach of this Agreement prior to the time of such termination.
     12.4 Confidentiality and Non-Disclosure Agreement. In the event that this Agreement is terminated pursuant to Section 12.1, the Confidentiality and Non-Disclosure Agreement between the Seller and Kaiser Aluminum Corporation dated August 26, 2010 (the “Confidentiality Agreement”) shall continue in full force in accordance with its terms. Any confidentiality obligation owing by Purchaser to Seller with respect to nonpublic information relating to the Business, whether pursuant to the Confidentiality Agreement or otherwise, shall terminate at the Closing.
ARTICLE XIII
MISCELLANEOUS
     13.1 Expenses. Except as otherwise expressly provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement, the Purchaser Documents and the Seller Documents and the consummation of the transactions contemplated hereby and thereby.
     13.2 Specific Performance. Seller acknowledges that the breach of this Agreement by Seller would cause irreparable damage to Purchaser and that money damages or other legal remedies would not be an adequate remedy for any such damages. Therefore, the obligations of Seller under this Agreement, including Seller’s obligation to sell, and cause to be sold, the Purchased Assets to Purchaser, shall be enforceable by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which Purchaser may have under this Agreement or otherwise.
     13.3 Further Actions. Each of Purchaser and Seller shall execute and deliver such documents and take such other actions as may reasonably be requested by the other party hereto in order to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

     13.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, or (c) sent by next-day or overnight mail or delivery, as follows:
if to Seller, to:
Alexco, L.L.C.
6520 West Allison Road
Chandler, Arizona 85226
Attention: Greg Fraley
with a copy to:
Plattner, Schneidman & Schneider, P.C.
4201 N. 24th Street, Suite 100
Phoenix, Arizona 85016
Attention: Darrin C. Jeffries, Esq.
and
if to Purchaser, to:
Desert Fabco Acquisition, LLC
c/o Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 200
Foothill Ranch, California 92610
Attention: Senior Vice President — Corporate Development
with copies to:
Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 200
Foothill Ranch, California 92610
Attention: Senior Vice President and General Counsel
and
Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Attention: Troy B. Lewis, Esq.
or, in each case, at such other address as may be specified in writing to the other party hereto. All such notices, requests, demands, waivers and other communications so delivered, mailed or sent shall be deemed to have been received (a) if by personal delivery, on the day delivered,

(b) if by certified or registered mail, 72 hours after such communication is deposited in the mails with certified postage prepaid, or (c) if by next-day or overnight mail or delivery, on the day delivered.
     13.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
     13.6 Assignment; Third-Party Beneficiaries. This Agreement shall not be assignable by either party hereto without the prior written consent of the other and any attempt to assign this Agreement without such consent shall be void and of no effect, except that Purchaser may by notice to Seller assign its rights or delegate its obligations hereunder in whole or in part to any of its Affiliates, provided that no such assignment shall relieve Purchaser of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their successors and assigns permitted by this Section 13.6 any right, remedy or claim under or by reason of this Agreement; provided, however, that, after the Closing, the indemnification obligations of Purchaser and Seller set forth in Article X of this Agreement shall inure to the benefit of, and be enforceable by, each Seller Indemnified Party and each Purchaser Indemnified Party.
     13.7 Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The failure of either party hereto to exercise any rights or privileges hereunder shall not be construed as a waiver of any such rights or privileges hereunder. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other or of any rights or remedies that a party may otherwise have at law or in equity.
     13.8 Entire Agreement. This Agreement (including the Disclosure Letter and the exhibits hereto), together with the Confidentiality Agreement, constitute the entire agreement of the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
     13.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and, subject to Section 7.12(e), this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

     13.10 Counterparts; Effectiveness. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement will become effective when each party to this Agreement shall have received a counterpart hereof signed by the other party hereto.
     13.11 Passage of Title; Risk of Loss. Legal title, equitable title and risk of loss with respect to the Purchased Assets shall not pass to Purchaser until the Purchased Assets are sold, transferred, conveyed, assigned and delivered to Purchaser at the Closing.
     13.12 Governing Law; Venue.
          (a) This Agreement shall be construed, performed and enforced in accordance with the Laws of the State of Arizona, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.
          (b) Except as otherwise expressly provided in this Agreement, any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in state or federal court in Phoenix, Arizona, and each of the parties hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have that any such Legal Proceeding that is brought in any such court has been brought in an inconvenient forum.
          (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Legal Proceeding by the delivery of a copy thereof in accordance with the provisions of Section 13.4.
          (d) THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
     13.13 No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND (INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY OR FITNESS OF THE PURCHASED ASSETS FOR THEIR INTENDED PURPOSES OR ANY PARTICULAR PURPOSE), EXPRESSED OR IMPLIED, WITH RESPECT TO SELLER, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY INFORMATION OR DOCUMENTS MADE AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES REGARDING SELLER, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES IN CONNECTION WITH PURCHASER’S DUE DILIGENCE INVESTIGATION THEREOF.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

PURCHASER: DESERT FABCO ACQUISITION, LLC, a Delaware limited liability corporation
By:	/s/ John Barneson
	Name:	John Barneson
	Title:	SVP

SELLER: ALEXCO, L.L.C., an Arizona limited liability company
By:	/s/ Robert R. Fraley
	Name:	Robert R. Fraley
	Title:	Manager

By:	/s/ Barbara E. Fraley
	Name:	Barbara E. Fraley
	Title:	Manager

By:	/s/ Perry J. Fraley
	Name:	Perry J. Fraley
	Title:	Manager

CORPORATE GUARANTY
          THIS CORPORATE GUARANTY (“Guaranty”) is made as of the 12th day October, 2010, by KAISER ALUMINUM CORPORATION, a Delaware corporation (“Guarantor”), to ALEXCO, L.L.C., an Arizona limited liability company, or assigns (“Seller”).
RECITALS:
          This Guaranty is entered into on the basis of the following facts, understandings and intentions of the parties:
          A. Seller, as seller, and DESERT FABCO ACQUISITION, LLC, a Delaware limited liability company and a wholly owned subsidiary of Guarantor, as buyer (“Buyer”), have entered into an Asset Purchase Agreement, dated as of October 12, 2010 (the “Agreement”).
          B. In order to provide Seller with sufficient assurances of Buyer’s performance under the Agreement, Seller has, as a condition to performance under the Agreement, required that Guarantor agree to execute this Guaranty of performance of all of the covenants and obligations of Buyer under the Agreement.
          C. Guarantor desired that Seller enter into the Agreement with Buyer and promised to execute this Guaranty.
          NOW, THEREFORE, in consideration of Seller’s execution of the Agreement, Guarantor, and agrees as follows:
          1. Guarantor absolutely unconditionally, irrevocably, and without limitation, guarantees the full and timely performance of Buyer’s obligations under Sections 3.2, 3.3(f), 4.3(a) and 10.3(a), (b) and (d) of the Agreement (the “Obligations”). As used herein, “Buyer” includes the Buyer herein identified and any successor, assignee or transferee of the interest of Buyer under the Agreement. As a courtesy to Guarantor, Seller may give Guarantor, without obligation to so do, notice of any default by Buyer of its Obligations.
          2. If Buyer defaults upon the Obligations, or any of them, then Guarantor, at its own cost and expense, shall, without demand or notice by Seller, fully and promptly pay and/or perform the Obligations.
          3. Guarantor authorizes Seller, without notice or demand and without affecting Guarantor’s liability hereunder, from time to time to (i) consent to any extensions, accelerations or other changes in the time for any payment or performance of the Obligations, or consent to any other alteration or modification of any covenant, term or condition of the Agreement in any respect, or consent to any assignment or reassignment of the Agreement; (ii) take and hold security for any Obligation, or exchange, waive or release any such security; and (iii) apply such security and direct the order or manner of sale thereof as Seller in its discretion may determine. Notwithstanding any termination, renewal or extension with respect to the Agreement, this Guaranty shall continue until all of the Obligations have been fully and completely performed by Buyer, and Guarantor shall not be released from any obligation or liability hereunder so long as there is any claim against Buyer arising out of the Agreement that has not been settled or discharged in full. Guarantor’s undertakings hereunder are irrevocable and continuing and shall not be affected, nor shall Guarantor be relieved of any obligation hereunder, by any of the foregoing matters whether or not the same occurs with Seller’s consent and/or notice to or consent of Guarantor.
          4. Guarantor waives (i) any right to require Seller to proceed against Buyer or any other person or entity or pursue any other remedy in Seller’s power whatsoever, complain of delay in the enforcement of Seller’s rights under the Agreement, require Seller to proceed against or exhaust any security hereafter held from Buyer or from the Guarantor, or pursue any other remedy whatsoever in Seller’s power; (ii) notice of default in the payment or performance by Buyer of any Obligations; (iii) any defense arising by reason of any dissolution, termination, incapacity or lack of authority of Buyer, or by reason of the bankruptcy, insolvency, reorganization or other debtor’s relief afforded to Buyer pursuant to the present or any future provision of any federal or state bankruptcy act or any other state or federal statue, or by reason of the decision of any court, or by any disaffirmance or abandonment of the Agreement by a trustee of Buyer, or by the appointment of a receiver to take possession of all or substantially all of the assets of Buyer, or by reason of the cessation from any cause whatsoever of the liability of Buyer other than by full performance and discharge of the Obligations, Seller’s election of any remedy against Guarantor or Buyer, or any of them, any statute of limitations that would bar recovery of any amounts hereunder or with respect to the Obligations, or any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor, and all provisions of applicable law which are or might be in conflict with the terms of this Guaranty; and (iv) all presentments, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty and of the existence, creation or incurring of all or any part of the Obligations now existing or hereafter arising.
          5. Until the Obligations have been performed in full, Guarantor shall have no right of subrogation, waives any right to enforce any remedy which Seller now has or may have against Buyer, and waives the benefit of, and any right to participate in, any security hereafter held by Seller from Buyer, except to the extent such security remains after performance in full of the Obligations. Guarantor hereby subrogates all existing or future indebtedness of Buyer to Guarantor to the Obligations owed to Seller under the Agreement and this Guaranty, and such indebtedness of Buyer to Guarantor, if Seller so requests, shall be collected, enforced and received by Guarantor as trustee for Seller, and, in the event of a default, shall be paid over to Seller on account of any Obligations.
          6. Guarantor assumes full responsibility for keeping fully informed of the financial condition of Buyer and all other circumstances affecting Buyer’s ability to perform the Obligations, and Seller shall have no duty to report to Guarantor any information that Seller receives about Buyer’s financial condition or any circumstances bearing on its ability to perform the Obligations. Seller need not inquire into the powers of Buyer or the officers, managers, directors, partners, trustees or agents acting or purporting to act on Buyer’s behalf, and all Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

          7. Guarantor covenants, acknowledges, warrants and represents that (i) Guarantor shall not commence, prosecute or participate in any administrative, legal or equitable action against Buyer, or take any other action with respect to Buyer, which might adversely affect Seller or its interests hereunder; and (ii) this Guaranty is a valid and legally binding obligation of Guarantor, fully enforceable in accordance with its terms, and Guarantor has taken all necessary actions and obtained all consents required by law, and the documents and agreements governing Guarantor to enter into this Guaranty as a binding obligation of Guarantor. The covenants, acknowledgements, warranties and representations herein contained are continuing and shall be deemed restated whenever Guarantor takes any action in connection with them.
          8. The obligations of Guarantor hereunder are primary and are independent of the obligations of Buyer. A separate action or actions may, at Seller’s option, be brought and prosecuted against Guarantor whether or not any action is first or subsequently brought against Buyer, or whether or not Buyer is joined in any such action, and Guarantor may be joined in any action or proceeding commenced by Seller against Buyer arising out of, in connection with, or based upon, the Agreement.
          9. This Guaranty is made under and shall be governed by and construed in accordance with the laws of the State of Arizona in all respects, including matters of construction, validity and performance, and the terms and provisions hereunder may not be waived, altered, modified or amended except in a writing duly signed by Seller and by Guarantor. If any of the provisions of this Guaranty shall contravene or be held invalid under the laws of the State of Arizona, this Guaranty shall be construed as if not containing those provisions, and the rights and obligations of the parties hereto shall be construed and enforced accordingly. The use of the singular herein shall include the plural and use of the plural shall include the singular.
          10. Guarantor hereby submits itself to the jurisdiction of the courts of the State of Arizona and hereby irrevocably appoints Buyer and all other persons upon whom service of process may be served as the agent of Buyer for such purpose, as Guarantors’ agents for the service of process in any action against Guarantor arising out of this Guaranty. Pursuant to such service, suit may be brought against Guarantor in the County of Maricopa, State of Arizona. This provision does not affect any right to serve process upon Guarantor in any other manner permitted by law. In addition to the amounts guaranteed hereunder, Guarantor shall pay counsel fees and all other costs and expenses incurred by Seller in enforcing this Guaranty or, in the event Seller is the prevailing party, in any action or proceeding arising out of, or relating to, this Guaranty. In the event Guarantor is the prevailing party in any action or proceeding arising out of, or relating to, this Guaranty, Seller agrees to pay all counsel fees and all other costs and expenses incurred by Guarantor in connection therewith.
          11. No failure on the part of Seller to pursue any remedy hereunder or under the Agreement shall constitute a waiver by Seller of the right to pursue such remedy on the basis of the same or a subsequent breach. All of Seller’s rights and remedies under the Agreement or under this Guaranty are distinct, separate and cumulative, and no such right or remedy in the Agreement or in this Guaranty is intended to be in exclusion of or a waiver of any of the others.

          12. This Guaranty shall be binding upon the Guarantor and its legal representatives, successors and assigns, and shall inure to the benefit of Seller and its successors and assigns.
          IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written.

GUARANTOR: KAISER ALUMINUM CORPORATION, a Delaware corporation
By:	/s/ John Barneson
Its:	Authorized Representative